AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 2008
REGISTRATION NO. 333-149722

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
Amendment No. 2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUNCOAST NUTRICEUTICALS, INC.
(Name of issuer in its charter)

Delaware	2844	20-3369799
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employee
incorporation or organization)	Classification Code Number)	Identification No)

14404 North Road
Loxahatchee, FL 33470
(561) 995-7345
Fax: (561) 995-4626

(Address and Telephone Number of Principal Executive Office )

KEVIN McDONNELL
14404 North Road
Loxahatchee, FL 33470
(561) 995-7345
Fax: (561) 995-4626

(Name, Address and Telephone Number of Agent for Service)
Copy to

William J. Reilly, Esq. 401 Broadway, Suite 912 New York, NY 10013
(212) 683-1570

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

 (COVER CONTINUES ON FOLLOWING PAGE)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

	CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share	3,500,000	(1)	$0.50	(2)	$1,750,000	$285.43
Common Stock, $.001 par value per share	1,000,000	(3)	$0.50		$500,000	$196.50
Total	4,500,000				$2,250,000	$481.93

(1)            These shares are owned by Patient Portal Technologies, Inc. and are being registered as a primary offering  for a spin--off distribution to the Patient Portal Technologies, Inc. shareholders.

(2)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the exercise price of the Registrant's Class "B" Common Stock Purchase Warrants at $.50 per share.

(3)           Offered by selling stockholders and issuable upon the exercise of 500,000 “A” Class Common Stock Purchase Warrants and 500,000 Class “B” Common Stock Purchase Warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JULY 24, 2008

Suncoast Nutriceuticals, Inc.

4,500,000 Shares of Common Stock, Including 3,500,000 Shares for a Spin-Off Distribution

This prospectus covers 4,500,000 shares of our common stock, including 3,500,000 shares of common stock owned by Patient Portal Technologies, Inc. which will be distributed to the shareholders of Patient Portal Technologies, Inc. pursuant to an agreement with our Company. As a dividend, Patient Portal shareholders will receive 1 share of Suncoast Nutriceuticals common stock for the proportionate number of shares of Patient Portal Technologies, Inc. Common Stock that they hold as of the record date for the distribution. Fractional shares will be rounded up to the nearest whole number. The record date for the distribution will be within ten (10) days of the effective date of the registration statement, and the distribution percentage will be fixed on that date. Distribution of the common stock of our Company to the Patient Portal Technologies, Inc shareholders will be made within 30 days of the effective date of this registration statement. As of June 1 , 2008, Patient Portal Technologies, Inc. had 36,120,707 shares of its Common Stock issued and outstanding to approximately 3400 shareholders. If the number of issued and outstanding shares on the record date remains the same, the dividend ratio would be one (1) share of Suncoast Nutriceuticals, Inc. Common Stock for each 10.3 shares of Patient Portal Technologies, Inc. Common Stock owned of record by its shareholders.  As a result of the spin-off distribution of these shares, Suncoast Nutriceuticals, Inc. will become a public company.

The selling shareholders listed on page 11 of this prospectus are offering up to 4,500,000 shares of our common stock under this prospectus. The number of shares that the selling shareholders may sell are comprised of (1) 3,500,000 shares being distributed by Patient Portal Technologies, Inc. as a dividend to its approximately 3400 beneficial shareholders and (ii) 1,000,000 shares of common stock which selling shareholders will receive if they exercise warrants for the purchase of shares of our common stock. Through this prospectus, we are registering the shares of common stock being distributed to the Patient Portal shareholders as a primary offering, and we are registering as a resale transaction the shares to be issued upon the exercise of warrants.

Patient Portal Technologies, Inc. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the distribution of its 3,500,000 shares to its shareholders as a share dividend. The shareholders of Patient Portal Technologies, Inc. receiving shares in this distribution may also be considered "underwriters" within the meaning of the Securities Act of 1933 in connection with the distributed shares. The registration of the shares of our Common Stock being distributed by Patient Portal Technologies, Inc. to its shareholders is being made at the sole expense of our Company pursuant to the terms of the Note Extension Agreement between Suncoast Nutriceuticals, Inc. and Patient Portal Technologies, Inc. dated December 1, 2007,.

There is currently no public market for our Company's securities. Until such time as a market price for our Common Stock is quoted on the OTC Bulletin Board, the selling shareholders will sell their shares at a price of $.50 per share. Thereafter, they may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will only receive proceeds from the potential exercise of Common Stock Purchase Warrants by the selling shareholders. We will not receive any proceeds from the 3,500,000 shares of common stock being distributed by Patient Portal Technologies, Inc. to its shareholders. The shares of common stock registered in this offering that are issuable upon the exercise of warrants are exercisable at prices from $.25 to $.50 per Share and do not contain cashless exercise provisions. If these warrants are fully exercised, we will receive approximately $375,000 from the selling shareholders by reason of the exercise of the warrants.

Our common stock is not publicly traded. An application has been filed with FINRA for the public trading of our Common Stock on the OTC Bulletin Board, but there is no assurance that the Company's Common Stock will be quoted on the OTC Bulletin Board or any Exchange.

The exercise or conversion of outstanding Common Stock Purchase Warrants will dilute the percentage ownership of our other stockholders and could adversely affect the market price of our common stock.

As of June 1 , 2008, there were outstanding warrants to purchase an aggregate of 1,000,000 shares of our common stock. In addition, up to 1,000,000 Common Stock purchase options may be granted in the future under our 2005 Incentive Stock Option Plan, although as of June 1 , 2008, no options had been granted under that Plan. The exercise or conversion of outstanding stock options, warrants or other convertible securities will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of such stock options, warrants or convertible securities, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK

See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is July 24, 2008

SUNCOAST NUTRICEUTICALS, INC.

TABLE OF CONTENTS

Page
Prospectus Summary Selected Financial Data	2 4
Risk Factors	5
Use of Proceeds	8
Forward-Looking Statement	8
Selling Stockholder	11
Plan of Distribution	12
Market for Common Equity and Related Stockholder Matters	13
Description of Business	14
Management’s Discussion and Analysis or Plan of Operation Description of Property Legal Proceedings	19 20 21
Management	21
Executive Compensation
Certain Relationships and Related Transactions
Security Ownership of Certain Beneficial Owners and Manage
Description of Securities
Indemnification for Securities Act Liabilities
22 23 23 24 26
Legal Matters	26
Experts Changes in Accountant Additional Information	26 26 26

Audited Financial Statements	F-1

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Suncoast", "Company", "we," "us," or "our" refer to Suncoast Nutriceuticals, Inc.

General

We are a development-stage nutriceutical products marketing company organized for the purpose of developing, acquiring, manufacturing and marketing all-natural sun care, skin-care, and body-care products. Our Company was organized in August, 2005 and on September 30, 2005 acquired Caribbean Pacific Natural Products, Inc. and its trademarks and product formulations from Patient Portal Technologies, Inc. through a transaction in which we issued 3,500,000 shares of our Common Stock and a  $250,000 promissory note to Patient Portal in exchange for 100% of the capital stock of Caribbean Pacific Natural Products, Inc. Prior to this acquisition, Carribean Pacific  was a wholly owned subsidiary of Patient Portal Technologies, Inc. (then known as Intelligent Security Networks, Inc.). Simultaneously with this acquisition the product formulations were assigned to our Company and the business operations of Caribbean Pacific were discontinued.

Since our inception in August, 2005, our Company has not generated any revenues. On April 25, 2008, we entered into a Master Distributor Agreement with Between the Lines, Inc. (“BTL”), a non-affiliated wholesale distribution company specializing in marketing to the resort and cruise ship markets. Pursuant to this agreement, which became effective on May 1, 2008 ,  granted an exclusive distributorship for the cruise ship industry in the United States, and for international sales outside of the U.S., its territories and possessions and Canada. It has been granted a non-exclusive distributorship for non-cruise ship markets in the U.S., with the exception of North American Internet sales which have been exclusively reserved by our Company.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 14404 North Road, Loxahatchee, FL 33470, and our telephone number is (561) 995-7345. Our principal corporate website www.suncoastnutriceuticals.com. Our Internet sales marketing will be conducted through two websites:  www.CaribPac.com  and www.SuncoastNaturals.com.   All of these websites are presently under development and are expected to be functional by June 30, 2008.

The Spin-Off Transaction

A total of 3,500,000 shares of our common stock are held by Patient Portal Technologies, Inc., which shares represent 34% of our issued and outstanding shares of Stock as of June 10, 2008. This prospectus covers 4,500,000 shares of our common stock, including the 3,500,000 shares of common stock owned by Patient Portal  Technologies, Inc. which will be distributed to the shareholders of Patient Portal Technologies, Inc. on a proportionate basis. Fractional shares will be rounded to the nearest whole number, and the distribution ratio will be fixed to assure that no more that 3,500,000 shares will be distributed. The record date for the distribution will correspond to the effective date of the registration statement, and the distribution percentage will be fixed on that date. Distribution of the common stock to the Patient Portal Technologies, Inc shareholders will be made within 30 days of the date of the final prospectus.  As of June 1 , 2008, Patient Portal Technologies, Inc. had 36,120,707 shares of its Common Stock issued and outstanding to approximately 3400 beneficial shareholders. If the number of outstanding shares on the record date remains the same, the dividend ratio would be one (1) share of Suncoast Nutriceuticals, Inc. Common Stock for each 10.3 shares of Patient Portal Technologies, Inc. Common Stock. Fractional shares will be rounded  up to the nearest whole number. Through this prospectus, we are registering the shares of common stock being distributed to the Patient Portal shareholders as a primary offering, and we are registering as a resale transaction the shares to be issued upon the exercise of warrants.

The spin-off is being undertaken to allow our management and the management of Patient Portal Technologies, Inc to focus on the development of their respective and unrelated  businesses.  As a health care industry services provider, Patient Portal had not utilized the assets sold to Suncoast Nutriceuticals, Inc. and determined that this spin-off distribution of the Suncoast shares is in the best interests of its shareholders.  The spin-off dividend of our shares was approved by the Patient Portal Board of Directors and did not require shareholder approval.

As a result of the registration of the spin-off shares, Suncoast Nutriceuticals, Inc. will become a public company, and we believe that this will improve our access to the capital  markets for additional growth capital. See "Spin-Off" at page 9. We can offer no assurances that an active market for our securities will develop.

Patient Portal Technologies, Inc has indicated that it intends to declare a record date and distribute our common stock to its shareholders as a dividend within thirty days after this registration statement is declared effective. We will not receive any proceeds from the spin-off of these shares of common stock.

About This Offering

This prospectus relates to a total of 4,500,000 shares of common stock of Suncoast Nutriceuticals, Inc. In addition to the 3,500,000 shares being distributed to shareholders of Patient Portal Technologies, Inc. discussed above, we are registering a total of 1,000,000 shares of common stock which are issuable upon the exercise of  500,000 Class A Common Stock Purchase Warrants (exercisable at $.25 per share) and 500,000 Class B Common Stock Purchase Warrants (exercisable at $1.00 per  share). These Warrants are immediately exercisable and expire on December 31, 2010, and cannot be exercised on a cashless basis. The Warrants were issued in   2005 and 2006 to six non -affiliated investors in our Company (see “Selling Stockholders” on page 11 of this Prospectus).

In these two transactions, the Company received $52,000 in cash consideration for the issuance of a total of 2,500,000 shares of Common Stock, 500,000 Class “A” Common Stock Purchase Warrants, and 500,000 Class “B” Common Stock Purchase Warrants.  No commissions or other consideration was paid by the Company in connection with these investments,  which were made for the purpose of providing the Company with working capital.  The six parties who purchased these securities are private investors who are unaffiliated with the Company.

Estimated use of proceeds

We will not receive any of the proceeds resulting from the sale of the shares held by Patient Portal Technologies, Inc. We will receive an aggregate of up to $375,000 from the proceeds of the exercise of the Common Stock Purchase Warrants by the Selling Shareholders upon exercise of warrants, which cannot be exercised on a cashless basis. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes.

SUMMARY OF THE OFFERING

Common stock offered by the Selling Stockholder	1,000,000
Common Stock to be distributed by Patient Portal Technologies, Inc	3,500,000
Common Stock outstanding	10,475,000(1)
Fixed Price	The Selling Shareholders shall offer the shares at a fixed price of $.50 until such time as our shares are quoted on the OTC Bulletin Board, if ever.
Use of proceeds
We will not receive any proceeds from the sale of the shares of common stock by Patient Portal Technologies, Inc. We will receive an aggregate of up to $375,000 from the proceeds of he exercise of the Common Stock Purchase Warrants by the Selling Shareholders upon exercise of warrants, which cannot be exercised on a cashless basis.

(1) Includes the 1,000,000 shares of common stock issuable upon the conversion of the outstanding Common Stock Purchase Warrants, but does not include 1,000,000 shares of common stock reserved for issuance pursuant to the 2005 Incentive Stock Option Plan (pursuant to which no options have been granted as of June 1 , 2008). Except as otherwise indicated, all references in this prospectus to the number of shares of common stock outstanding do not include the foregoing option shares.

SELECTED FINANCIAL DATA

The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes included in this prospectus from our inception through December 31, 2007 (audited) and March 31, 2008 (unaudited) and the Report of Harris Rattray, CPA, Independent Certifying Public Accountant.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read in conjunction with our financial statements which are included elsewhere in this prospectus. The summary set forth below should be read together with our consolidated financial statements and the notes thereto, as well as "Selected Consolidated Financial Data" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus.

Consolidated Statement of Operations Data:	Three months ended March 31,		Years ended Dec. 31,
	2008	2007	2007	2006
Revenues	0	0		0

Gross profit	0	0	0	0

Net profit (Loss)	(20,672)	(6,508)	(48,613)	(20,274)
Foreign adjustment	0	0	0	0
Comprehensive income (Loss)	(20,672)	(6,508)	(48,613)	(20,274)

Consolidated Balance Sheet Data:			March 31,	As of Dec. 31,
Balance Sheet Data:			2008	2007

Current Assets			$40,852	$61,715
Total assets			$295,144	$316,079
Total Current Liabilities			$20,153	$20,416

Total Liabilities			$270,153	$270,416
Total stockholders’ equity			$24,991	$45,663

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Information Regarding Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations. If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED OPERATING LOSSES SINCE OUR INCEPTION, HAVE HAD NO REVENUES TO DATE, AND WE ARE A DEVELOPMENT STAGE COMPANY.

We have had no revenues since our inception and we are a development-stage company . Due to our minimal business operations, we have incurred net losses from operations in each quarter since inception. Our net loss for the fiscal year ended December 31, 2007 was ($ 48,613 ). Our net loss for the year ended December 31, 2006 was ($8,725). Our net loss for the three months ended March 31, 2008 was ($12,289). As of March 31, 2008, we had a cumulative net loss of ($113,426) and a negative cash flow from operations.  We expect to continue to incur losses for the foreseeable future. We expect to increase significantly our operating expenses in the near future as we attempt to build our brand, expand our customer base and develop products. To become profitable, we must increase revenue substantially and achieve positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability.

WE WILL REQUIRE ADDITIONAL CAPITAL TO CONTINUE BUSINESS OPERATIONS AND ACHIEVE PROFITABILITY. WE MAY HAVE TO  CURTAIL OUR BUSINESS IF WE CANNOT FIND ADEQUATE FUNDING

The expansion and development of our business will require significant additional capital, which we may be unable to obtain on suitable terms, or at all.  We currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing. Unless our revenues increase, we will need to obtain at least $500,000 in additional capital during the next twelve months to continue our business operations. We cannot be sure that we will obtain this needed capital from third parties on reasonable terms or at all. We believe that the future growth of our business operations over the next twelve months to a level necessary to achieve profitable operations will require additional capital of at least $1,000,000. If we are unable to obtain adequate funding terms, or at all, we may have to delay, reduce or eliminate some or all of our advertising, marketing, product development, general operations or any other initiatives.

At March 31, 2008, we had $ 40,852 in cash. Due to our recent entrance into the nutriceutical products industry and the inherent fixed costs mandated by this business, we presently require substantial working capital to fund our business and will need more in the future. Since we have thus far experienced a negative cash flow from operations and expect to continue to do so for the foreseeable future, we will need to raise additional funds through the issuance of equity, equity-related securities or debt. We cannot be certain that such additional financing will be available to us on reasonable terms or at all, and will be subject to a number of factors, including market conditions, our operating performance, and investor sentiment.  If we are unable to raise this additional capital when we need to, or are otherwise unable to achieve profitable business operations, we may be unable to maintain our Company as a going concern and may be forced to discontinue our business operations.

OUR LACK OF MANUFACTURING FACILITIES MAY RESULT IN UNEXPECTED DELAYS AND A LOSS OF REVENUE

We currently have no manufacturing capabilities and presently intend to rely on unaffiliated contract manufacturers to manufacture our entire product line. Our  dependence upon  the production schedules and capacities of one or more contract manufacturers may restrict our ability to achieve significant revenue growth or to develop new product lines. If we were to experience delays in the delivery of our finished products or the raw materials or components used to make such products, of if these suppliers are unable or unwilling to supply product, our customer relationships, revenues and earnings could suffer.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR GROWTH TO ACHIEVE PROFITABILITY, IT MAY DECREASE THE VALUE OF OUR COMMON STOCK

As a company which needs to grow rapidly in order to achieve profitability, we will need to attract and retain talented management, marketing and sales personnel as employees of the Company or as contracted consultants. If we cannot effectively manage our growth, the ability to manufacture and distribute an increasing volume of our products while maintaining customer satisfaction will suffer.

Our reputation and ability to attract, retain and serve customers depends upon the reliable performance of our products and manufacturing processes. We anticipate that we will expand our operations significantly in the near future, and further expansion will be required to address the anticipated growth in our customer base and market opportunities. To manage the expected growth of operations and personnel, we will need to improve existing systems and implement new systems, procedures and controls. In particular, the Company has in the past been unable to profitably serve its existing customer base because of inadequate production planning and inventory control systems, which led to product shortages and excessive delivery and distribution expenses.

In addition, we will need to expand, train and manage an increasing employee base in order to expand our business operations to a level which need to be profitable. We will also need to expand our financial, administrative and operations staffing in order to establish systems to prevent manufacturing and distribution problems. In this regard, we expect to hire two full-time executive employees within the next three months to increase our operational and marketing capabilities. We may not be able to effectively manage this growth. Our planned changes in personnel, systems, procedures and controls may be inadequate to support our future operations. If we are unable to alleviate the production and distribution problems which we have suffered in the past, to manage our planned growth effectively or if we experience manufacturing or supply disruptions during expansion, our revenue growth might not be sufficient to achieve profitable operations, which could result in a decrease in investor confidence in our business and a decline in the value of our common stock.

WE MAY BE SUBJECT TO INCREASED GOVERNMENT REGULATION OF THE INTERNET WHICH MAY HAVE A DETRIMENTAL EFFECT ON OUR BUSINESS.

Our business plan relies extensively on marketing and sales of our product line on the Internet. Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet. We cannot predict the impact, if any, that future regulatory changes or developments may have on our business, financial condition or results of operation. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could increase our operating costs, limit our ability to offer services and reduce the demand for our services.

Because our business plan anticipates that, when we commence our retail sales operations, a majority of our revenues will be derived from retail sales over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. New legislation or the application of laws and regulations from jurisdictions in this area could have a detrimental effect upon our business.

OUR SALES MAY BECOME SUBJECT TO STATE AND LOCAL SALES TAXES.

A governmental body could impose sales and other taxes on the sales of our products over the Internet, which could increase the costs of doing business. A number of state and local government officials have asserted the right or indicated a willingness to impose taxes on Internet-related services and commerce, including sales, use and access taxes.  No such laws have become effective to date. We cannot accurately predict whether the imposition of any such taxes would materially increase our costs of doing business or limit the market for our products.

RISKS RELATED TO THE SUN-CARE AND SKIN-CARE INDUSTRY

THE SUN CARE AND SKIN CARE INDUSTRIES ARE HIGHLY COMPETITIVE, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The industries in which we are seeking to compete are highly competitive and are comprised of companies with much stronger brand recognition and economic resources than our Company.

Our sun-care and skin-care business competes directly with entrenched, well-funded well and highly regarded multi-national competitors such as Johnson & John Schering-Plough, and Lancome, as well as mass-market sun-care products such as Hawaiian Tropic and Banana Boat.  Their earlier entry, greater resources and broader presence in the United States could make competing against these entities impracticable. Our e-commerce unit also faces intense competition from traditional retailers; websites maintained by online retailers of similar merchandise; and Internet portals and online service providers that feature shopping services, such as America Online and Yahoo! These competitors may be able to secure products from vendors on more favorable terms, fulfill orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can.

(See: “Competition” on page ___ of this Prospectus).

CONSUMERS MAY REDUCE DISCRETIONARY PURCHASES OF OUR PRODUCTS AS A RESULT OF A GENERAL ECONOMIC DOWNTURN WHICH WOULD RESULT IN A DECREASE IN OUR OPERATIONS

We believe that consumer spending on sun care and skin care products is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience sustained periods of declines in sales during economic downturns, or in the event of terrorism or diseases affecting customers purchasing patterns. In addition, a general economic downturn may result in our customer's stores and hotels, which may, in turn, result in reduced demand  for our products. Any resulting material reduction in our sales could have a material adverse effect on our results of operations and financial condition. A reduction in our operations could require us to limit or cease certain business lines or spending on testing and marketing of new products.

RISKS RELATED TO OUR STOCK

THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK.WITHOUT A TRADING MARKET, PURCHASERS OF THE SECURITIES MAY HAVE DIFFICULTY SELLING THEIR SHARES

There is a presently no publicly-quoted market price for our common stock and as a result our stock price could be extremely volatile. We have applied for the listing of  our Common Stock on the OTC Bulletin Board, and in the future a limited trading market for our common stock may develop. There can be no assurance that our Common Stock will be approved for trading on the OTC Bulletin Board or any other market, or that if approved for trading that a regular trading market for our common stock will ever develop be sustained. If for any reason our common stock is not listed on the OTC Bulletin Board or a public trading market does not develop, purchasers  of the shares may have difficulty selling their common stock. Consequently, our stock price, if and when publicly-traded, is likely to be volatile and is likely to continue to  be volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted . The institution of such litigation against us could result in substantial costs to us and a diversion of our management's attention and resources.

THERE MAY BE ISSUANCES OF PREFERRED STOCK IN THE FUTURE

Although we currently do not have preferred shares outstanding, the board of directors could authorize the issuance of a series of preferred stock that would grant holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends would be declared to common stockholders, and the right to the redemption of  such shares, possibly together with a premium, prior to the redemption of the common stock. To the extent that we do issue preferred stock, the rights of holders of our  stock could be impaired thereby, including, without limitation, with respect to liquidation.

EVEN IF PUBLICLY-TRADED IN THE FUTURE, OUR COMMON STOCK WILL BE SUBJECT TO "PENNY STOCK" RESTRICTIONS WHICH MAY MAKE IT LESS APPEALING FOR A BROKER-DEALER TO ENGAGE IN TRANSACTIONS INVOLVING OUR SECURITIES

The U.S. Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by such rules, the broker dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker dealer must also disclose the commission payable to both the broker dealer and the registered representative, current quotations for the securities and, if the broker dealer is the sole market maker, the broker dealer must disclose this fact and the broker dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Broker-dealers must wait two business days after providing buyers with disclosure materials regarding a security before effecting a transaction in such security. Consequently, the “penny stock” rules restrict the ability of broker dealers to sell our securities and affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities, thereby affecting the liquidity of the market for our common stock.

Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

	control of the market for the security by one or more broker-dealers that are often related to the promoter or issuer;

	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and


the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

THERE ARE A SIGNIFICANT NUMBER OF SHARES UNDERLYING OUR WARRANTS AND OPTIONS AND THE EXERCISE AND SALE OF THESE SHARES MAY CAUSE THE PRICE OF OUR STOCK TO DROP AND MAY SUBJECT OUR CURRENT SHAREHOLDERS TO SIGNIFICANT DILUTION

The exercise or conversion of outstanding warrants and options into shares of common stock will dilute the percentage ownership of our other stockholders and may cause the market price of our common stock to drop.

As of June 1 , 2008, there were 1,000,000 Common Stock Purchase Warrants issued and outstanding. In addition, up to 1,000,000 options may be granted in the future under our 2005 Incentive Stock Option Plan, although as of June 1, 2008  no options had been granted under that Plan. The exercise or conversion of outstanding stock options and warrants will dilute the percentage ownership of our other stockholders. In addition, any sales in the public market of shares of our common stock issuable upon the exercise or conversion of such stock options or warrants, or the perception that such sales could occur, may adversely affect the prevailing market price of our common stock.

OUR PRINCIPAL OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS OWN A CONTROLLING INTEREST IN OUR VOTING STOCK AND INVESTORS WILL NOT HAVE ANY VOICE IN OUR MANAGEMENT

Currently, our officers, directors and principal shareholders, in the aggregate, beneficially own approximately 54% of our outstanding common stock. Upon the issuance of shares registered in this Offering and issuable upon the exercise of Warrants, they will own approximately 55% of the outstanding shares of Common Stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

- election of our board of directors;
- removal of any of our directors;
- amendment of our certificate of incorporation or bylaws; and
- adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination

As a result of their ownership and positions, our directors, executive officers and principal shareholders collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors, executive officers and principal shareholders, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RISKS RELATING TO THE SPIN-OFF DISTRIBUTION

PATIENT PORTAL TECHNOLOGIES, INC. SHAREHOLDERS MAY WANT TO SELL THEIR SUNCOAST SHARES AFTER THEY ARE RECEIVED IN THE SPIN-OFF DISTRIBUTION AND THIS COULD ADVERSELY AFFECT THE MARKET FOR OUR SECURITIES

Patient Portal Technologies, Inc. will distribute 3,500,000 shares of our common stock to its shareholders in the spin-off distribution. Management of Patient Portal Technologies, Inc. made the decision to invest in us and were not required to obtain shareholder approval, and the shareholders of Patient Portal Technologies  will now be our shareholders and may not be interested in retaining their investment in us. Since Patient Portal Technologies, Inc. shareholders will receive registered shares in the distribution, they will be free to resell their shares immediately upon receipt.  If any number of Patient Portal Technologies, Inc. shareholders offer their shares for sale, the market for our securities could be adversely affected.

USE OF PROCEEDS

We will not receive any of the proceeds resulting from the sale of the shares held by the selling stockholders. We will receive the sale price of any common stock issued to selling stockholders upon exercise of their Common Stock Purchase Warrants, which do not have cashless exercise provisions. We will receive an aggregate of up to $375,000 from the proceeds of the exercise of the Common Stock Purchase Warrants by the Selling Shareholders upon the exercise of these warrants. We expect to utilize the proceeds received from the exercise of these warrants, if any warrants are  exercised, for general working capital purposes.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terms such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, and products.  No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.

The important factors which may cause actual results to differ from the forward-looking statements contained herein include, but are not limited to, the following: lack of demand for our products, failure of our Internet-based marketing strategy, general economic and business conditions; competition; success of operating initiatives; operating costs;  advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans; the ability to retain key management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; costs of raw materials and supplies; and changes in, or failure to comply with, government regulations. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this filing will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and expectations of the Company will be achieved.

THE SPIN-OFF OF OUR SHARES

RECORD DATE
Shareholders of Patient Portal Technologies, Inc will receive one (1) share of Suncoast common stock for approximately every 10.3 shares of Patient Portal Technologies, Inc. common stock owned of record on the date of this prospectus (based upon the number of shares outstanding at June 1, 2008 and subject to revisions on the record date).

RECORD HOLDERS
As of June 1, 2008, Patient Portal Technologies, Inc. has 384 Shareholders of record and approximately 3400 beneficial shareholders. Suncoast currently has 42 shareholders of record and beneficial owners.

PROSPECTUS	A copy of this prospectus will accompany each certificate being distributed to the Suncoast shareholders on the distribution date.
DISTRIBUTION DATE
3,500,000 shares of common stock will be delivered by Patient Portal Technologies, Inc. to Continental Stock Transfer Co., the distribution agent, within ten days of the effective date of this Prospectus and the distribution agent will distribute the share certificates to the Patient Portal Technologies, Inc. Shareholders within thirty days of the effective date of this Prospectus.

LISTING AND TRADING
There is currently no public market for our shares. Upon completion of this distribution, our shares will not qualify for trading on any national or regional stock exchange or on the NASDAQ Stock Market. An application has been filed with FINRA for the public trading of our Common Stock on the OTC Bulletin Board, but there is no assurance that the Company's Common Stock will be quoted on the OTC Bulletin Board. Even if a market develops for our common shares, we can offer no assurances that the market will be active, or that it will afford our common shareholders an avenue for selling their securities. Many factors will influence the market price of our common shares, including the depth and liquidity of the market which develops, investor perception of our business, general market conditions, and our growth prospects.

BACKGROUND AND REASONS FOR THE SPIN-OFF

Suncoast Nutriceuticals, Inc. was formed in August, 2005 for the purpose of acquiring the nutriceutical product formulations and trademarks which were owned by Caribbean Pacific Natural Products, Inc., a wholly-owned subsidiary of Patient Portal Technologies, Inc. which had discontinued business operations. In September, 2005, Patient Portal Technologies, Inc., pursuant to a share exchange agreement, received 3,500,000 shares of Suncoast Nutriceuticals, Inc. common stock and  a two-year promissory note in the principal amount of $250,000 in exchange for the assets. The note bears interest at 6% per year, with a principal and accrued interest balance of $250,000 as of March 31, 2008. On December 1, 2007, pursuant to a Note Extension Agreement, the maturity date of this note has been extended to December 31, 2009, and the interest rate was reduced to 6%.

Suncoast incurred $34,152 and $8,725 in operating losses for the fiscal years ended December 31, 2007 and 2006, respectively. As Suncoast continues to accumulate inventory of products for resale, Suncoast will require additional capital. Management believes that the Spin-off and the resulting status of Suncoast as a publicly traded company will provide Suncoast with additional opportunities to access the public equity markets for growth capital, and will provide it opportunity to raise sufficient capital to retire its $250,000 loan obligation to Patient Portal.

As part of its agreement with Patient Portal to extend the term of its $250,000 promissory note to December 31, 2009, Suncoast agreed to register the Suncoast Common  Stock owned by Patient Portal, at Suncoast’s sole cost and expense, in order to permit the distribution of those shares to its shareholders as a dividend. Patient Portal Technologies, Inc. is a publicly-traded company (OTCBB: PPRG) engaged in the business of health-care technology. By spinning off its holdings in Suncoast shares to its shareholders, Patient Portal Technologies, Inc. believes that it will be able to maximize the value to its shareholders. This spin-off was approved  by the Board of Directors of Patient Portal and does not require the approval of their shareholders.

In connection with the $250,000 promissory note, we have granted Patient Portal Technologies, Inc. a Security Agreement in accordance with the provisions of the Uniform Commercial Code (UCC).  This Security Agreement gives Patient Portal a first lien on all of the assets of the Company, including its intellectual property, inventories, and accounts receivable.  In the event of a default by the Company in the repayment of this promissory note, Patient Portal would have all of the remedies available to a creditor pursuant to the UCC.

MECHANICS OF COMPLETING THE SPIN-OFF

Within ten days of the effective date of this Prospectus, Patient Portal Technologies will deliver the 3,500,000 shares of our Common Stock to its distribution agent, Continental Stock Transfer Co., to be distributed to the shareholders of Patient Portal Technologies, Inc. on the ratio to be established on the record date. Patient Portal has advised Suncoast that it will set a record date for the dividend of our Shares within ten days of the effective date of this Registration Statement, with delivery of the Shares to take place within thirty days of the effective date of our Registration Statement. As of June 1, 2008, Patient Portal Technologies, Inc. had 36,120,707 shares of its Common Stock issued and outstanding to approximately 3400 shareholders. If the number of issued and outstanding shares on the record date remains the same, the dividend ratio would be one (1) share of Suncoast Nutriceuticals, Inc. Common Stock for each 10.3 shares of Patient Portal Technologies, Inc. Common Stock (which ratio allows for the upward adjustment of fractional shares). If the number of shares of Patient Portal Technologies, Inc. common stock increases prior to the record date, the distribution ratio will change and the number of shares of Suncoast common stock will be less.

If you hold your Patient Portal Technologies, Inc. shares in a brokerage account, your Suncoast shares of common stock which you will receive as a dividend will be automatically credited to that account. If you hold your Patient Portal Technologies, Inc. shares in certificated form, a certificate representing shares of your common stock will be mailed to you by the distribution agent. The mailing process is expected to take about thirty days.

No cash distributions will be paid. Although the final distribution ratio is yet to be determined, fractional shares will be rounded up to the nearest whole number, therefore, no fractional shares will be issued.   The distribution ratio will be fixed so that no more than 3,500,000 shares will be distributed.   No shareholder of Patient Portal Technologies, Inc. will be required to make any payment or exchange any shares in order to receive our common shares in the spin-off .  Patient Portal Technologies, Inc. will bear all of the costs of the distribution of the shares by their Transfer Agent, and Suncoast is bearing the costs of this registration statement.

TAX CONSEQUENCES OF THE SPIN-OFF

We have not requested and we do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax free spin -off under United States tax laws. Under the U.S. Tax Code, Patient Portal Technologies, Inc. would need to control at least 80% of our outstanding capital stock to quality as a tax free spin-off. Patient Portal Technologies, Inc. does not meet this requirement and consequently, we do not believe that the distribution by Patient Portal Technologies, Inc. of our stock to its shareholders will qualify for tax-free status.

The distribution of the Suncoast stock to Patient Portal Technologies, Inc. shareholders will constitute a dividend, taxable as ordinary income, in an amount equal to the  market value of the Suncoast stock on the date of the distribution, as determined in good faith by Patient Portal. The present value of this dividend has been deemed to be  $.50 per share, based upon the price of Suncoast common stock sold to investors in private transactions as well as the $.50 exercise price of the Suncoast Class “B” Common  Stock Purchase Warrants. If required by the tax laws, the distribution to Patient Portal shareholders will be reported to the Internal Revenue Service on Form 1099-DIV.  The tax impact of the distribution on Patient Portal Technologies, Inc or its shareholders is not anticipated to be significant.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders.

We will not receive any proceeds from the resale of the common stock (through a dividend to its shareholders) by Patient Portal Technologies, Inc. We will receive the sale price of any common stock we sell to other selling stockholders upon the exercise of the Common Stock Purchase Warrants, which are not exercisable on a cashless basis. We expect to use the proceeds received from the exercise of these warrants, if any, for general working capital purposes.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. The selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years, except that Patient Portal Technologies, Inc. received its shares through a Share Exchange Agreement with us in September, 2005.

	Shares of Common Stock Owned Prior to the Offering (1)		Percentage of Ownership Before the Offering (1)	Number of Shares Being Offered		Shares of Common Stock Owned After the Offering (2)	Percentage of Ownership After the Offering(2)

Patient Portal Technologies, Inc. (3)	3,500,000	(3)	30.5%	3,500,000	(3)	0	0%
Doylestown Partners, Inc.	900,000	(4)	7.8%	600,000	(4)	300,000	2.6%
Goldstrand Investments, Inc.	500,000	(5)	4.3%	200,000	(5)	300,000	2.6%
Enavist International SA	450,000	(6)	3.9%	50,000	(6)	400,000	3.7%
Sibsman, LLC	450,000	(6)	3.9%	50,000	(6)	400,000	3.7%
Chilesha Holdings Ltd.	450,000	(6)	3.9%	50,000	(6)	400,000	3.7%
Ashworth Development LLC	450,000	(6)	3.9%	50,000	(6)	400,000	3.7%

(1)           Applicable percentage ownership is based on 10,475,000 shares of common stock outstanding as of June 1, 2008, together with securities exercisable or convertible into 1,000,000 shares of common stock within 60 days of June 1, 2008 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of June 1, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)           Assumes all shares owned by Patient Portal are distributed to their shareholders as a dividend.

(3)           Patient Portal Technologies, Inc. will distribute 3,500,000 shares of our common stock to its approximately 3,400 beneficial shareholders as a dividend in the spin-off distribution

(4)           Represents (i) 300,000 shares of Common Stock (ii) 300,000 shares of common stock underlying 300,000 “A”  Common Stock Purchase Warrants, and (iii) 300,000 shares of common stock underlying 300,000 Class “B” Common Stock Purchase Warrants. Only the shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants are being registered for sale herein.

(5)           Represents (i) 300,000 shares of Common Stock (ii) 100,000 shares of common stock underlying 100,000  “A” Common Class Stock Purchase Warrants, and 100,000 shares of common stock underlying 100,000 Class “B” Common Stock Purchase Warrants. Only the shares of Common Stock issuable upon exercise Common Stock Purchase Warrants are being registered for sale herein.

(6)           Represents (i) 400,000 shares of Common Stock (ii) 25,000 shares of common stock underlying 25,000 “A”  Common Class Stock Purchase Warrants, and (iii) 25,000 shares of common stock underlying 25,000 Class “B” Common Stock Purchase Warrants for each Selling Shareholder. Only the shares of Common Stock issuable upon  exercise of the Common Stock Purchase Warrants are being registered for sale herein.

PLAN OF DISTRIBUTION

     This prospectus covers 4,500,000 shares of our common stock, including the registration as a primary offering and the spin-off distribution of 3,500,000 shares of our common stock owned by Patient Portal Technologies, Inc.  The distribution by Patient Portal Technologies, Inc of 3,500,000 shares of our common stock to the Patient Portal Technologies, Inc shareholders will be accomplished by direct mail or electronic delivery upon effectiveness of the registration statement of which this prospectus is a part. The mechanics of the Patient Portal Technologies, Inc dividend distribution will be performed by their transfer agent, Continental Stock Transfer Co. See "The Spin-Off of our Shares" at page 9.

      We are registering as a direct offering the distribution of the 3,500,000 shares of our common stock owned by Patient Portal Technologies, Inc.   We will not realize any proceeds from the distribution of these shares.  As a result of the registration and distribution of these shares our Company will become a public company .  The selling shareholders other than Patient Portal Technologies, Inc. are listed on page 11 of this prospectus and are offering up to 1,000,000 shares of our common stock pursuant to the exercise of Common Stock Purchase Warrants and will be made through a Resale Prospectus.   The number of shares that the selling shareholders may sell are comprised solely of shares of common stock which they will receive if they exercise warrants for the purchase of shares of common stock.  Through this prospectus, we are only registering the shares of common stock of Portal Technologies, as well as shares to be issued upon the exercise of warrants to the selling shareholders .

     The selling shareholders will sell their shares in public or private transactions at an initial price of $.50 per Share (estimated by the Company based upon the $.50  exercise price for the Class B  Common Stock Purchase Warrants).  Until such time as a market price for our Common Stock is quoted on the OTC Bulletin, shareholders may sell at prevailing market prices or at privately negotiated prices.  We will not receive any proceeds from the sale of the shares of common stock by selling shareholders.  The shares of common stock registered in this offering that are issuable upon the exercise of warrants are exercisable at prices from $.25 to $.50 and the warrants do not contain cashless exercise provisions.  If these warrants are fully exercised, we will receive approximately $375,000 from the exercise of the warrants.

Patient Portal Technologies, Inc is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the distribution of its shares to its shareholders .  The shareholders of Patient Portal Technologies, Inc receiving shares in the distribution by Patient Portal Technologies, Inc may be considered an "underwriter" within the meaning of the Securities Act of 1933 in connection with the resale of the distributed shares.

     The distribution of the common stock by the selling shareholders is not subject to any underwriting agreement.  The selling shareholders may sell the common stock offered hereby from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.  In addition, from time to time, the selling shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the common stock in connection therewith.

     A selling security holder may enter into hedging transactions with broker-dealers.  The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling security holder, including positions assumed in connection with distributions of the shares by such broker- dealers.  A selling security holder also may enter into option or other transactions with broker- dealers that involve the delivery of the shares to the broker- dealers, who may then resell or otherwise transfer such shares.  In addition, a selling security holder may loan or pledge shares to a broker- dealer, which may sell the loaned shares or, upon a default by the selling security holder of the secured obligation, may sell or otherwise transfer the pledged shares.

     Such transactions may be effected by selling the common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the common stock for whom such broker-dealers may act as agents.  The selling shareholders will pay any transaction costs associated with effecting any sales that occur.

     In order to comply with the securities laws of certain states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states, the common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling shareholders.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the common stock may not simultaneously engage in market-making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution.  In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of shares of common stock by the selling shareholders.

      The selling shareholders are not restricted as to the price or prices at which they may sell their common stock.  Sales of such shares may have an adverse effect on the market price of the common stock.

     This prospectus also may be used, with our consent, by donees or other transferees of the selling shareholders, or by other persons acquiring the common stock under circumstances requiring or making desirable the use of this prospectus for the offer and sale of such shares.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

All of the shares sold in this offering will be freely tradable, except that any shares owned or acquired by our affiliates, as that term in is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. Any of our affiliates that are selling security holders may not acquire shares sold in this offering until the distribution is completed. Based on shares outstanding as of June 1, 2008, the 6,975,000 shares of our common stock outstanding that are not registered in this prospectus will be deemed restricted securities as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) promulgated under the Securities Act, which rules are summarized below. Subject to the provisions of Rules 144 and 144(k), there are an additional 6,775,000 shares that are currently restricted that will be available for sale in the public market over the next twelve months.

Rule 144.  In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least six months is entitled to sell, within any three–month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed:

o	1% of the then outstanding shares of our common stock, which approximately 104,750 shares prior to this offering and 105,750 shares assuming all of the outstanding warrants were exercised.

In addition, a person who is not deemed to have been an affiliate at any time during the three months preceding a sale and who has beneficially owned the shares be sold for at least one year would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that the shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is presently no public market for our common Stock. We have applied for listing of our Common Stock on the OTC Bulletin Board, and in the future a market for our common stock may develop. There can be no assurance that our Common Stock will be approved for trading on the OTC Bulletin Board or any other market, or that if approved for trading that a regular trading market for our common stock will ever develop be sustained.

Holders

As of June 1 , 2008, there were 10,475,000 shares of common stock and no shares of preferred stock issued and outstanding. As of June 1 , 2008, there were 42 holders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain  any future earnings for use in our business operations. Any decisions as to future payment of cash dividends will depend on our earnings and financial position and such other criteria as the Board of Directors deems relevant.

DESCRIPTION OF BUSINESS

History of the Business

Suncoast Nutriceuticals, Inc. (the "Company") is a Delaware corporation which was organized in August, 2005 for the purpose of manufacturing and marketing an all-natural line of sun-care and skin-care products for the spa, resort and specialty boutique markets, primarily through Internet marketing.  In September, 2005 the Company acquired over sixty product formulations and trademarks and trade names for “Caribbean Pacific” and “Suncoast Naturals” products from Patient Portal Technologies, Inc. Since the acquisition of these products we have had no revenues from operations and we are a development-stage business. Since our acquisition of these assets in 2005, we have been seeking both capital and strategic partners which would enable us to adequately finance the commencement of retail sales. We have funded this development program with equity investments from our initial investors. We anticipate that our Internet marketing website will be fully-functional in July, 2008 and that we will have our first revenues from operations during our quarter ending September 30, 2008.

We have an authorized capitalization of 50 million shares of Common Stock ($.001 par value) and 1,000,000 shares of unclassified Preferred Stock ($.01 which 10,475,000 shares of Common Stock, and no Shares of Preferred Stock are issued and outstanding at June 1 , 2008.

The Company's executive offices are located at 14404 North Road, Loxahatchee, FL.  The telephone number is (561) 995-7345, and the Company's corporate website is www.SuncoastNutruceuticals.com. Our on-line e-commerce website,  www.SuncoastNaturals.com, is presently under construction and is expected to be fully-functional during July, 2008. We also expect to have an  800-Number available for purchases during July, 2008.

Current Corporate Strategy

Our business strategy for the next year will be to begin marketing twelve to sixteen of our proprietary sun care and skincare products under our “Suncoast Naturals” trade name exclusively through retail sales on our Internet websites, and to begin wholesale distribution of our “Caribbean Pacific” branded products on cruise ships operating out of South Florida ports (which will utilize the sales and distribution capabilities of an independent distributor).  The out-sourcing of manufacturing and fulfillment will significantly decrease the capital expenditures which we will be required to make over the next year as we develop our business operations, as will the utilization of independent wholesale distributors.

During the next year, if we are able to obtain sufficient working capital (either through additional investment or through cash flow generated from operations), we plan to supplement the sales efforts of our independent distributor with an increased Internet marketing and sales campaign backed by a national publicity campaign using newspaper and radio editorial features.  We will also seek to establish new distribution channels for our Caribbean Pacific products in the fast-growing specialty health food and health products markets.  By the end of 2008, we also plan to increase our marketing capabilities and expand the marketing program of our specialty golf and tennis "dry-grip" products by utilizing independent manufacturer’s representatives to place these products in golf and tennis pro shops throughout the United States.

Our Product Line and Trademarks/Trade names

Our product line consists of over sixty sun-care, skin-care and spa products, of which twelve are planned to be in production during the second quarter of 2008, with additional products being introduced thereafter. Our entire product line has been designed to be non-toxic and hypo-allergenic , and the ingredients and formulations used in our products are specifically designed to be  suitable for persons who are allergic or chemically-sensitive to the chemical ingredients contained in many cosmetic or  skin-care products. Our current products include skin moisturizers, SPF (Sun Protection Factor) rated sunscreens, natural oils, shampoos and conditioners, and an all-natural skin gel which relieves pain and discomfort caused by burns, bites, scrapes and sun exposure. Our two principal product lines will me distributed under  our “Caribbean  Pacific” and “Suncoast Naturals” trademarks.   “Caribbean Pacific” is a registered trademark with first-use in the United States as of July 1, 1992.  Our “Suncoast Naturals” trademark and logo is presently in the registration process with the U.S. Patent and Trademark Office, and both have been in first-use in the United States since August, 2005 and provide us with common-law trademark protection.

Our products include skin lotions and oils which contain our proprietary all-natural formulations, and which will be sold under a variety of our brand names including "Black Pearl Oil", "Diamond Rose Oil", "Solcreme" SPF suntan lotions, "Kukui Rose" skin moisturizer, "Karibbean Kidz" SPF protection for children, " Sport–Sol dry grip products for  the golf and tennis markets, and "By-Beast" natural insect repellent.  Sport-Sol is a registered trademark of the Company, and the remaining brand-names have been in first-use since at least 1998 and thus we believe  provide certain “common law” protections.  The Company plans to obtain registered trademark protection for all of its brand-names within the next six months, although there can be no assurance that such trademarks will be granted.  However, we believe that our unique and specialized product formulations, and not the  brand names of our individual products,  will be the most important factor in our marketing efforts and the success of our business plan.

Sales and Distribution Channels

Since our inception in August, 2005, our Company has not generated any revenues. We plan to sell our products through a variety of distribution channels, including  wholesale, retail, Internet sales, and 800# telephone marketing, although we expect that Internet sales and marketing will eventually provide over 75% or our revenue, with the balance being generated by the cruise-ship and luxury resort markets. As we develop our retail Internet sales, it is likely that our wholesale cruise/luxury sales will comprise at least 50% of our revenues during our fiscal year ending December 31, 2008.

On April 25, 2008, we entered into a Master Distributor Agreement with Between The Lines, Inc. ("BTL"), a non-affiliated wholesale distribution company specializing in  marketing to the resort and cruise ship markets. Pursuant to this agreement, BTL has been granted an exclusive distributorship for the cruise ship industry in the United States and for international sales outside of the U.S., its territories and possessions, Mexico and Canada. It has been granted a non-exclusive distributorship for non-cruise ship markets in the U.S., with the exception of North American Internet sales which have been exclusively reserved by our Company.  The initial term of this Agreement commenced on May 1, 2008 and will continue for a period of five years. Thereafter, the Agreement shall be automatically renewed for successive one (1) year terms unless terminated by either party by ninety (90) days written notice given on or before the commencement of any renewal term.  As a condition of the Agreement and the exclusive markets which has been granted, the Distributor has agreed purchase and take delivery of not less than the following minimum quantity of our products (at wholesale price) in each Contract Year:

1st Contract Year	$500,000
2nd Contract Year	$1,000,000
3rd - 5th Contract Years	$2,000,000
Subsequent Periods	$2,500,000

Our Company Website

We are currently developing and expect to launch in July, 2008 an Internet sales and product information website at www.SuncoastNaturals.com which not only provides consumers with detailed information about our products and formulations but provides us with an e-commerce sales channel.  Concurrent with this website we are also planning to offer a toll-free number to assist customers with product information and for mail orders of our products. We also own the www.CaribPac.com website which  may in the future be used specifically for the marketing of  our “Caribbean Pacific" branded products. Our corporate information website is www.suncoastnutriceuticals.com.

As part of our Internet-oriented business plan we will be exploring various opportunities for  web-based marketing of our products, including advertising on internet portals and co-marketing arrangements with other websites. At the present time, we are not in negotiations with any parties to broaden our web-based marketing.

Manufacturing and Raw Materials

The Company will not own any manufacturing facilities, but will contract with one or more non-affiliated contract manufacturers operating under a confidentiality agreement with respect to the Company's proprietary formulations. At present, there are no supply or other contracts with any manufacturer, however we are presently in negotiations with two FDA-licensed manufacturers which are capable of manufacturing our products.  Each of these specialized contract manufacturers have  over twenty years experience in the production  of suncare and skincare products, including FDA-regulated “SPF” sun care products. The lead-time for production of our products is two to four weeks, and we anticipate using both manufacturers in order to assure uninterrupted manufacturing capacity for our products.  Initial production of twelve of our products is expected to begin in June, 2008 with products available for sale in July, 2008.

The Company utilizes only natural ingredients in its manufacturing process, as opposed to the synthetic and chemical sunscreens, preservatives, emulsifiers and dyes which are common to skin-care products.  These natural ingredients, which are readily available from commercial suppliers in the United States, include natural skin protectors such as green coffee extract, rosehip, passion fruit and sunflower extract, and titanium dioxide;  natural preservatives and anti-oxidants including Vitamins B, C, and E, wild pansy extract, and potassium sorbate; and organic oils such as rosehip, kukui, macadamia, squalane, and camellia.  These and other natural ingredients are combined in our proprietary formulations to produce products which are not found in mass-market distribution.

Competition

Our sun-care and skin-care business competes directly with entrenched,  well-funded  and highly regarded multi-national competitors such as Johnson & Johnson, Schering-Plough, and Lancome, as well as mass-market sun-care products such as Hawaiian Tropic and Banana Boat. Their earlier entry, greater resources and broader presence in the United States could make competing against these entities impracticable. Our e-commerce unit also faces intense competition from traditional retailers; websites maintained by online retailers of similar merchandise; and Internet portals and online service providers that feature shopping services, such as America Online and Yahoo!   They may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory policies than we can.

We believe that our ability to compete successfully depends on many factors, including the quality of our products; the market acceptance of our products, web services and the success of our sales and marketing efforts. More specifically, we have formulated our products using all natural ingredients without chemical additives or preservatives, and they are derived from organic and renewable resources. Our products are designed to be suitable for most people with chemical sensitivities who are allergic to the chemicals found in many sun-care and skin-care products.

Although we have developed and are marketing a full line of sun-care, skin-care, and body-care products containing only natural and non-chemical ingredients; however, we are faced with the challenge of gaining market recognition for our products and services. However, we cannot be certain that we will have sufficient resources to establish our brands or achieve the level commercial acceptance necessary for our offerings to effectively compete in this industry. The failure to create this recognized brand identify could have a material adverse effect on our ability to continue business operations.

Recent Agreements

In November, 2007, we entered into a Sales Management and Service Agreement with Clifton Management & Trading, an unaffiliated company, to create an independent marketing and sales organization for a new line of all-natural sun, skin, and body-care products to be launched in the United States and Canada later this year. In particular, this consultant is helping us to design a new line of products which will be targeted to health food chains, specialty boutiques, and the luxury spa market. The agreement is for a four-year period and provides for a 15% commission of net invoice amounts based on product sales generated through its marketing efforts. The company received 500,000 shares of our Common Stock as partial consideration for their services.

On April 25, 2008, we entered into a Master Distributor Agreement with Between The Lines, Inc. ("BTL"), a non-affiliated wholesale distribution company specializing in  marketing to the resort and cruise ship markets. Pursuant to this agreement, BTL has been granted an exclusive distributorship for the cruise ship industry in the United States and for international sales outside of the U.S., its territories and possessions, Mexico and Canada. It has been granted a non-exclusive distributorship for non-cruise ship markets in the U.S., with the exception of North American Internet sales which have been exclusively reserved by our Company.

Research and Development

We have conducted minimal research and development activities since acquiring the Caribbean Pacific and Suncoast Naturals formulations in September, 2005. In the future, research activities will primarily be aimed at discovering and developing new and enhanced sunscreens and skin care products and brand extensions of our existing products.

The Company's research activities will be concentrated in the areas of all-natural sun-, skin-, and body-care products. It cannot be predicted when or if any of these products might be developed or become available for commercial sale.

Government Regulation

Pharmaceutical companies are subject to extensive regulation by a number of national, state and local agencies. Of particular importance is the FDA. It has jurisdiction  over our businesses and administers requirements covering the testing, approval, safety, effectiveness, manufacturing and labeling of our "SPF" (sun protection  factor) products. The extent of FDA requirements and/or reviews is limited to our SPF sun care products, and would affect the amount of resources necessary to develop new products and bring them to market in the United States. The FDA does not have regulatory jurisdiction over our non-SPF products.

We are not required to submit our products to the FDA or obtain any approval from the FDA prior to manufacturing or selling our products. The regulations imposed by the FDA are compliance related and are required standards we must meet in the testing, safety, manufacturing and labeling of our products. For example, our SPF products cannot contain  certain elements under FDA regulations, but we are not required to have the FDA review and test our products to ensure they do not contain those banned elements.   The FDA does have the ability to institute an investigation based on complaints received, which could involve a review of and testing of our products.

On an ongoing basis, the FDA regulates the facilities and procedures used to manufacture pharmaceutical products, including the sun care and skincare products which we will be marketing in the United States or for sale in the United States. All products made in such facilities are to be manufactured in accordance with Good Manufacturing Practices (GMPs) established by the FDA. Our products will be manufactured by one or more third-party, contract manufacturers which are licensed by the FDA. We have not yet contracted with any such manufacturer for the production of our products, although we are presently in negotiations with one such manufacturer.

Failure to comply with governmental regulations can result in delays in the release of products, delays in the approvals of new products, seizure or recall of products, suspension or revocation of the authority necessary for the production and sale of products, fines and other civil or criminal sanctions.

Environment

To date, compliance with federal, state and local environmental protection laws has not had a materially adverse effect on the Company.  We have not incurred any capital expenditures for environmental control purposes. It is anticipated that continued compliance with such environmental regulations will not significantly affect the Company's financial statements or its competitive position.

Employees

At June 1, 2008, we had two salaried employees who are the executive Officers of the Company. The Company expects to add additional hourly employees during calendar year 2008 as our sales and marketing program becomes fully operational, as well additional professional salaried employees as needed for management and research/development positions. The Company intends to increasingly utilize independent marketing organizations and manufacturer's representatives who will promote the Company's product line on a commission basis and thereby avoid the expense of creating an expanded in-house marketing capability. We do not expect a significant increase in either full-time or part-time salaried employees during the next three to six months, but we expect that an additional four to six hourly employees will be hired during 2008 .

Properties

Our principal office facility is located in Loxahatchee, FL in office space provided by an Officer of the Company on a month-to-month basis at a cost of $500.00 per month.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses.  No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievement of results, to differ materially from those contemplated by such forward looking statements include without limitation:

•     lack of demand for our products and services offered over the Internet;
•     competitive products and pricing;
•     limited amount of resources devoted to advertising and marketing;
•     changes in the regulation of Internet sales and marketing at either or both of the federal or state levels
•     competitive pressures in the sun care and skincare industry;
•     general conditions in the economy and capital markets.

Critical accounting policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accorance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going  basis, we evaluate our estimates including those related to revenue recognition, bad debts, inventories, warranty obligations, contingencies and income taxes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our critical accounting policies and the related judgments and estimates affecting the preparation of our consolidated financial statements are included in this prospectus .

Overview

Recent Developments

Since our inception, the Company has financed operations exclusively through equity security sales and short-term debt. The Company may need to raise cash through additional equity sales at some point in the future in order to sustain operations. Accordingly, if our revenues are insufficient to meet needs, we will attempt to secure additional financing through traditional bank financing or a debt or equity offering; however, because of the start-up nature of the Company and the potential of a future poor financial condition, we may be unsuccessful in obtaining such financing or the amount of the financing may be minimal and therefore inadequate to implement our continuing plan of operations. There can be no assurance that we will be able to obtain financing on satisfactory terms or at all, or raise funds through a debt or equity offering.  In addition, if we only have nominal funds by which to conduct our operations, it will negatively impact our potential revenues.

On April 25, 2008, we entered into a Master Distributor Agreement with Between The Lines, Inc. ("BTL"), a non-affiliaated whole distribution company specializing in marketing to the resort and cruise ship travel markets. Pursuant to this agreement, BTL has been granted an exclusive distributorship for the cruise ship industry in the United  States, and for international sales outside of the U.S., its territories and possessions, Mexico and Canada. It has been granted a non-exclusive distributorship for non-cruise ship markets in the U.S., with the exception of North American Internet sales which have been exclusively reserved by our Company.

Results of Operations—Inception (2005) through Year Ended December 31, 2007

The Company has been its development stage since its inception in September, 2005, when it acquired over sixty product formulations and trademarks for “Caribbean Pacific” and “Suncoast Naturals” products from Patient Portal Technologies, Inc. As part of its development, we have refined a marketing program which will rely extensively on Internet marketing and promotion, as well as the utilization of independent distributors to penetrate the luxury spa and cruise-ship markets .

We have had no revenues from operations since our inception, but we expect to launch our Internet marketing program during July, 2008. In November, 2007, we entered into a Sales Management and Service Agreement with Clifton Management & Trading, an unaffiliated company, to create an independent marketing and sales organization for a new line of all-natural sun, skin, and body-care products to be launched in the United States and Canada later this year. In particular, this consultant is helping us to design a line of products which will be targeted to health food chains, specialty boutiques, and the luxury spa market. The agreement is for a four-year period and provides for a 15% commission of net invoice amounts based on product sales generated through their marketing efforts. The company received 500,000 shares of our Common Stock as consideration for their services.

Compensation expense was $25,952 for the year ended December 31, 2007, as compared with $0 for the year ended December 31, 2006. Management is working to ensure that our compensation expenses are in reasonable proportion to the overall Company sales and expenses, although we expect that our compensation expenses will grow in calendar year 2008 as we commence our sales and marketing program. Management is utilizing stock- based compensation to outside consultants as part of our development-stage business activities, but we expect such compensation to remain limited in support of our aforementioned objective of keeping overall compensation in proportion to Company revenues.

General and administrative expenses for the year ended December 31, 2007 were $8,201 compared to $8,725 for the year ended December 31, 2006.  Management anticipates a growth in general and administrative expenses during fiscal year 2008 due to the overall increase in planning and operational expenses as well as marketing, sales and promotional activities.

Depreciation and amortization expense was $0 for the year ended December 31, 2007 as compared to $0 for the year ended December 31, 2006. Depreciation of assets is calculated on the straight-line method over the estimated useful lives of the assets.

Results of Operations— Six Months Ended June 30 , 2008

We had no revenues from operations during the six months ended June 30 , 2008, or during the comparable period in 2007, and we remain a development-stage company. We expect to launch our Internet marketing program in July, 2008, and to begin generating revenues from our operations during the third quarter of 2008.

General and administrative expenses for the six months ended June 30 , 2008 were $ 46,801 compared to $ 13,025 for the same period in 2007, which resulted in a loss from operations of ($54,301) for this period . Management anticipates a growth in general and administrative expenses during fiscal year 2008 due to the projected overall increase in operational expenses as well as product marketing, sales and promotional activities, including the launch of our Internet-based retail sales program.

Liquidity and Capital Resources

The Company's cash balance at June 30, 2008 decreased to $28,663 from $61,715 as of December 31, 2007 as a result of our continuing operating expenses and our lack of revenue to date. The expansion and development of our business operations will require significant additional capital, which we may be unable to obtain on suitable terms, or at all. We currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing.  Unless  our revenues increase, we will need to obtain at least $500,000 in additional capital during the next twelve months to continue our business operations.  However, we expect that we will begin to generate revenues from the sale of our products beginning in July, 2008.  The Master Distribution Agreement which we entered into with Between the Lines, Inc. provides for minimum product purchases of $500,000 during its first year ending April 30, 2009, and we are currently negotiating additional distribution agreements for the golf, tennis, and specialty retail markets.

To provide working capital for expanded manufacturing and distribution of our products, we plan to raise more capital through public or private financing, through the issuance of its common stock, the issuance of debt instruments, including debt convertible to equity, or accounts-receivable financing.  There can be no certainty that such capital or other financing will be available, or, if available, it cannot be certain such financing will be on attractive terms.  Should the Company obtain more capital, in turn, it may cause dilution to its existing stockholders and providing the company can obtain more capital, it cannot be assured to ultimately attain profitability.

The Company intends to continue its efforts to complete the necessary steps in order to meet its cash flow requirements throughout fiscal 2008 and to continue its product development efforts and adjust its operating structure to reduce losses and ultimately attain profitability.  Management’s plans in this regard include, but are not limited to, the following:

1.    Raise additional working capital by either borrowing or through the issuance of equity, or both;

2.    Negotiate terms with independent distributors and strategic co-venturers for stronger distribution channels in the skin care, natural health and body care markets and commence limited manufacturing of its own products to reduce product costs.

3.    Increase revenue producing activities and corresponding commission arrangements on such a scale that will proportionately reduce our selling expenses and reduce other costs wherever possible to improve operating margins, obtain efficiencies of scale, and relieve our overhead burden until ultimately profitability may be attained.

At March 31, 2008 the Company had a cash balance of $47,866.  Based upon the current business operations and financial commitments, management believes that the Company’s financial condition is adequate for the foreseeable future.  There can be no future assurance, that the Company’s future business operations will generate sufficient cash flow from operations or that future working capital borrowings will be available in sufficient amounts and required time frames to accomplish all of the Company’s potential future operating requirements or planned growth.

The Company expects that it will experience revenue growth during the second half of 2008 from the roll-out of its product line, as well as growth in both its existing and in new distribution channels.  The Company believes it can continue to be able to finance its capital requirements in the future through cash generated from operations, borrowings from possible new credit facilities or issuances of equity, or otherwise a balanced combination of each, based upon market conditions.

Management believes that actions presently being taken will generate sufficient revenues to provide cash flows from operations and that sufficient capital will be available, when required, to permit the Company to realize its plans.  However, there can be no assurance that this will occur.

Off Balance Sheet Arrangements

None.

DESCRIPTION OF PROPERTY

Principal Executive Offices

Our headquarters operate out of approximately 400 square feet of leased facilities located at 14404 North Road, Loxahatchee, FL 33470. Our telephone number is (561) 995- 7345. Our lease is on a month-to-month basis, and our monthly rental payments are $500.00. The space is provided by an Officer of the Company.

We believe that these lease arrangements are adequate for the next three months, but that additional space and/or facilities will be required by mid-2008.  We will continue to utilize independent third-parties for the manufacturing, distribution, and fulfillment of our products, and therefore do not believe that we will need additional space for these functions in the foreseeable future.

We do not own any real property or intend to own any real property in the foreseeable future. We do not intend to renovate, improve or develop real property. We are not subject to any competitive conditions for real property and currently have no real property to insure. We have no policy with respect to investments in real estate and no policy with respect to investments in real estate mortgages .

LEGAL PROCEEDINGS

The Company is not at present not involved in any legal proceedings nor are any material legal proceedings anticipated.

We are not aware of any contemplated legal or regulatory proceeding by a governmental authority in which we may be involved.

MANAGEMENT OF THE COMPANY

Executive Officers and Directors

The following table lists the names and ages of our current executive officers and directors.  Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and quality. Our Board of Directors elects our officers, and their terms of office are at the discretion of the Board.

Name	Age	Position
Kevin McDonnell	52	Chief Executive Officer and Chairman of the Board of Directors
Shannon P. Reilly	27	Secretary and Director
Rounsevelle W. Schaum	74	CFO and Director

The principal occupations and positions for the past five years, and in some cases prior years, of the executive officers and directors named above, are as follows unless set forth elsewhere in this report:

KEVIN J. McDONNELL

Mr. McDonnell has served as President of the Company since January. 2007. He is primarily responsible for the development of new markets, business planning and the facilitation of a corporate strategy for the future. He has over 25 years in the private and public sectors, and has been involved in business development activities in a number of positions. Prior to joining the joining the Company, Mr. McDonnell served as Marketing Director with Inn - Room Technology, Inc. from 2002 to 2007. The company is a  single source provider for technology and communications in the hospitality industry.

Mr. McDonnell has also served in various executive sales, marketing and business development positions for Canon U.S.A from 1982 until 1992 .   In that position he was  instrumental in development and deployment of an advertising platform in the professional sports marketing area. This platform is still being utilized today, and continues to give maximum brand awareness to the public and to develop the corporate image and increase consumer sales.

He also served as a marketing consultant to American Leisure Corporation from 1987 to 1992, and from 1992 to 1996 as Vice President for Sales, where his duties included   coordinating the development of its restaurant and entertainment concept. American Leisure completed an initial public offering of its stock during Mr. McDonnell’s tenure.    From  1996 to 2002, Mr. McDonnell was involved with Kidwell Environmental as a principal and as a marketing consultant . The company obtained a patent for a new, innovative method of air conditioning during this period .

Mr. McDonnell is a graduate of Hofstra University, where he earned a BBA degree. He also attended Adelphi University's MBA program.

SHANNON P. REILLY

Ms. Reilly has served as the corporate Secretary and as a Director of the Company since May, 2007. From 2001 through the present she has served and currently serves as Executive Director of Lazy Acres Farm, Inc., an equestrian training and services company with locations in Florida and Vermont. Her duties with the Company include development and coordination of our Internet marketing strategy as well as corporate communications.

Ms. Reilly is a graduate of Excelsior College of the State University of New York, with a B.S. degree in Communications.

ROUNSEVELLE W. SCHAUM

Mr. Schaum was appointed as a Director and the Chief Financial Officer of the Company in April, 2008.   From 1990 to the present, he has served as the Chairman of Newport Capital Partners, Inc., a management consulting firm, and is a specialist in the management and financing of emerging growth companies. He is a graduate of Phillips Andover Academy and holds a Bachelor of Science degree in Mechanical Engineering from Stanford University and an MBA degree from the Harvard Business School. He was also a member of the faculty and Defense Research Staff of the Massachusetts Institute of Technology, where he participated in the development of the computer programs for the Ballistic Missile Early Warning System.

He is a director and Chairman of the Audit and Compensation Committees of The Quigley Corporation (NASDAQ NMS: QGLY) and was a founder, director and treasurer of Streaming Media Corporation, recently acquired by Akamai. He was also the Chairman and CEO of BusinessNet Holdings Corporation and has served as a crisis manager for Heller Financial Corporation. He also served on the District Advisory Council of the U.S. Small Business Administration; as Chairman of the California Small Business Development Corporation, a private venture capital syndicate; and was the founder and Managing Director of the Center of Management Sciences, a consulting firm serving the aerospace industry. He was the principal author of the "Weapon Systems Management Guide" under contract to the Office of the Secretary of Defense, and a consultant on project management procedures to the Departments of the Army, Navy and Air Force, and numerous defense contractors, including General Dynamics, MacDonald-Douglas Raytheon, Hughes Aircraft and the Logistics Management Institute. He also served as the Project Manager under contract to the State of California for the master scheduling of the California Water Project and the Los Angeles Rapid Transit System.

Mr. Schaum resides in Newport, Rhode Island, where he has been active in civic affairs. He is a director of the Fort Adams Trust, a member of the Naval War College  Foundation, the International Yacht Restoration Society, the Newport Reading Room, and is a former director of the Newport Historical Society.

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2007 and December 31, 2006 compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its executive officers, referred to as our named executive officers. There was no salary or other compensation paid or awarded by the Company for the  inception year ended December 31, 2005, except for stock compensation to William J. Reilly, Esq. for legal services rendered .

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
Name & Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Kevin McDonnell (1) Chairman and Chief Executive Officer	2006	0	0	0	0	0	0	0	0
	2007	2,000	0	10,000	0	0	0	0	12,000
William J. Reilly (2)	2006	0	0	0	0	0	0	0	0
	2005	0	0	25,000	0	0	0	0	25,000
Shannon Reilly (1)	2006	0	0	0	0	0	0	0	0
	2007	2,000	0	10,000	0	0	0	0	12,000
Rounsevelle W. Schaum Chief Financial Officer and Director(1) (3)	2006	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

(1)  Mr. McDonnell became our Chief Executive Officer in January, 2007 and therefore received no compensation in any prior fiscal years. Shannon Reilly became our Secretary and Director in May, 2007 and therefore received no compensation in any prior fiscal years. Mr. Schaum became an Officer and Director in April, 2008.

(2)  Mr. Reilly served as President of the Corporation from September, 2005 to December, 2006 as well as legal counsel.  Mr. Reilly is the father of Shannon Reilly, an officer and director of the company.

(3)  Mr. Schaum was appointed to the Board in April, 2008

Employment Agreements

Effective January 1,  2007, the Company entered into a five-year agreement with Kevin McDonnell to serve as President and Chief Executive Officer of the Company.  The agreement provides for an annual salary of $24,000, plus additional compensation of 100,000 shares of Common Stock of the Company granted to Mr. McDonnell in 2007.

In addition, Mr. McDonnell shall receive six weeks paid vacation, and be eligible to participate in any employee pension benefit plans, group life insurance plans, medical plans, dental plans, long-term disability plans, stock option plans, incentive compensation plans, insurance programs and other fringe benefit programs as may in the future be established and maintained by the Company for the benefit of its executive employees.  Participation in any of our benefit plans and programs shall be subject to satisfaction of the eligibility requirements and other conditions of such plans and programs.  If we establish an  Employer-paid medical plan and Mr. McDonnell does not participate, he shall receive a stipend equal to the average cost of a family medical plan.

Upon submission of vouchers, expense reports, receipts and any other required documentation for authorized travel, Mr. McDonnell shall be reimbursed his actual out-of-pocket travel and other expenses reasonably incurred and paid by him in connection with his performance of duties for the Company and in accordance with our policies applicable to our executive employees

As additional consideration for this Agreement, Mr. McDonnell was issued 100,000 shares of Common Stock of the Company.   If the Company terminates this Agreement for cause, or the Employee terminates it without cause or voluntarily resigns, the Employee shall not be entitled to any Shares or Warrants which would have been issuable on the anniversary dates after the termination or resignation.  However, as of June 1, 2008 no additional Shares or Warrants have been authorized pursuant to this Agreement, but such additional bonus compensation may be granted in the future.   Mr. McDonnell shall be entitled to sell any Shares after issuance in accordance with the provisions of Rule 144 promulgated under the Securities Act of 1933 as amended.  If the Company terminates this Agreement without cause or if the Employee terminates this Agreement with cause, the Employee shall immediately receive all shares and warrants which he would be due under the Agreement.

Stock Option and Other Compensation Plans

On August 30, 2005, we adopted a stock option plan for employees, directors, consultants and advisors, which provides for the issuance of up to 1,000,000 shares of common stock and which was ratified by the shareholders of the Company on the same date. No options have been granted under this plan. As such, none of the executive officers listed in the Summary Compensation Table exercised stock options or held unexercised stock options during 2007.

Stock Option Grants and Exercises

No options have been granted or exercised since the Company’s inception in 2005.

Equity Compensation Plan Information

We maintain no equity compensation plan at this time. As such, none of the executive officers listed in the executive compensation table have any outstanding options, warrants, stock appreciation rights, or other non-salary compensation.

Compensation Committee Interlocks and Insider Participation

We do not have a compensation committee. During the fiscal year ended December 31, 2007,  Kevin McDonnell and Shannon Reilly, the sole Officers and Directors of the Company, participated in all actions undertaken by the Board of Directors.

Compensation of Directors

Directors who are also employees of the Company (consisting in 2007 of Kevin McDonnell and Shannon Reilly) receive no additional remuneration for their service as directors.  Non-employee directors, if any are appointed or elected , will receive a quarterly retainer of $1,250 and are reimbursed for necessary travel expenses incurred in connection with Board  duties.  As of June 1 , 2008 there were no non-employee Directors of the Company .

The following table summarizes the compensation for our non-employee Directors for the fiscal year ended December 31, 2007 and 2006:

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Name	($)	($)	($)	($)	($)
NONE

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

None.

Director Independence

We have applied to have our common stock traded on the OTC Bulletin Board, which does not impose on us standards relating to director independence, or provide definitions of independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information at to shares of common stock beneficially owned as of June 1, 2008 by:
  •         each director;
  •         each officer named in the summary compensation table;
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of common stock; and
•	all directors and executive officers as a group.
The percentages are calculated based upon the 10,475,000 shares of Common Stock issued and outstanding on June 1, 2008, and do not give effect to the 1,000,000 shares which are issuable upon exercise of the 1,000,000 Common Stock Purchase Warrants issued and outstanding . Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Furthermore, unless otherwise indicated, the address of the beneficial owner is c/o Suncoast Nutriceuticals, Inc., 14404 North Road, Loxahatchee, FL 33470.

Name	Shares of Common Stock Beneficially Owned (3)	Percentage
Kevin J. McDonnell(1)	100,000	1%
Shannon P. Reilly(1)(3)	950,000	9%

Rounsevelle W. Schaum (1)	200,000	2%

Doylestown Partners, Inc. (2) 105 Heidi Drive Portsmouth, RI 02871	900,000	9%

Shamrock Equities, Inc. (3) 5447 NW 42 nd Ave. Boca Raton, FL 33496	850,000	8.5%

All officers and directors as a group (3 individuals owning shares)	1,250,000	12%

Patient Portal Technologies, Inc. 7108 Fairway Drive Palm Beach Gardens, FL 33418	3,500,000	34%

(1)  Officer and/or Director.

(2)  Represents (i) 300,000 shares of Common Stock (ii) 300,000 shares of common stock underlying 300,000 Class “A” Common Stock Purchase Warrants, and (iii) 300,000 shares of common stock underlying 300,000 Class “B” Common Stock Purchase Warrants.

(3)  Shannon P. Reilly, an Officer and Director of the Company, is an Officer, Director, and minority shareholder of Shamrock Equities, Inc. The shares owned by Shamrock Equities, Inc. are aggregated with the shares personally owned by Ms. Reilly.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise or warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of June 1 , 2008.

DESCRIPTION OF SECURITIES

The following information describes our capital stock, warrants and provisions of our certificate of incorporation, as amended, and bylaws, all as in effect upon the date of this prospectus. This description is only a summary. You should also refer to our certificate of incorporation, as amended, and bylaws, which have been filed with and are incorporated by reference as exhibits into the registration statement of which this prospectus is a part and more fully described below.

Common Stock

We are presently authorized to issue up to 50,000,000 shares of common stock, $.001 par value per share. As of June 1 , 2008, there were 10,475,000 shares of common stock outstanding. If all of the shares of common stock registered in this Registration Statement that are reserved and issuable upon the exercise of outstanding warrants are issued there will be 11,475,000 shares outstanding. The holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor, and, upon our liquidation, dissolution or winding up, they are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the preferred stock, if any. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

Preferred Stock

We are presently authorized to issue up to 1,000,000 shares of preferred stock, $.01 par value per share. Such preferred stock may be issued in one or more series, on such terms and with such rights, preferences and designations as our board of directors may determine. Such preferred stock may be issued without action by stockholders.

Options and Warrants

In addition to our outstanding common stock, there are, as of June 1 , 2008, issued and outstanding common stock purchase warrants which are exercisable at the price per share indicated, and which expire on the date indicated, as follows:

Description	Number	Exercise Price	Expiration
Class "A" Warrants	500,000	$0.25	12/31/10
Class "B" Warrants	500,000	$0.50	12/31/10

We have also authorized and reserved for insurance up to 1,000,000 shares of common stock in connection with the 2005 Incentive Stock Option Plan (to have been granted).

Anti-Takeover Effects of Certain Provisions of Delaware Law

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

o	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder; or

o
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the numbers of shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

o
on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include:

 o         any merger or consolidation involving the corporation and the interested stockholder;

 o         any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

o	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

o
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

o	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporate entity or person affiliated with or controlling or controlled by such entity or person. This provision could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Transfer Agent

Our Transfer Agent is Madison Stock Transfer, Inc., Brooklyn, NY 11229.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation, as amended, and bylaws, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of these provisions of our articles of incorporation, as amended, and bylaws, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles of incorporation, as amended, and bylaws, are necessary to attract and retain qualified persons as directors and officers.

Under the Delaware General Corporation Law and our articles of incorporation, as amended, and bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon by William J. Reilly, Esq.,, New York, NY .   Mr. Reilly received 250,000 shares of Common Stock as partial consideration for services rendered.  Mr. Reilly is the father of Shannon Reilly, an Officer and Director of the Company.

EXPERTS

Our consolidated financial statements for the fiscal years ended December 31, 2007, December 31, 2006, and December 31, 2005, appearing in this prospectus and registration statement have been audited by Harris Rattray CPA., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.
ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Furthermore, we filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock to be sold in this offering.  This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement.  For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.  Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building and 233 Broadway , New York, New York. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1 - 800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov ..

SUNCOAST NUTRICEUTICALS, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2007

SUNCOAST NUTRICEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS

Page

Report of the Registered Public Accountant	F-1

Financial Statements

Balance Sheets as of December 31, 2007 and 2006	F-2

Statement of Operations for the years ended December 31, 2007 and 2006 and the period August 26 to December 31, 2007	F-3

Statement of Stockholder’s Equity (Deficit) for the year ended December 31, 2007	F-4

Statement of Cash Flows for the years ended December 31, 2007 and 2006 and the period August 26, 2005 to December 31, 2007	F-5

Notes to the Financial Statements	F-6 to F-10

Balance Sheets as of June 30, 2008 and December 31, 2007	F-11

Statement of Operations for the three months ended June 30, 2008 and June 30, 2007; for the six months ended June 30, 2008 and June 30, 2007; and for the period AUgust 26, 2005 to June 30, 2008	F-12

Statement of Stockholder’s Equity (Deficit) for the period ended June 30, 2007	F-13

Statement of Cash Flows for the six months ended June 30, 2008 and June 30, 2007 and the period August 26, 2005 to June 30, 2008	F-14

REPORT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTANT

The Board of Directors and Stockholders Suncoast Nutriceuticals, Inc.

I have audited the accompanying balance sheet of Suncoast Nutriceuticals, Inc., at December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006 and the period ended August 26, 2005 (date of formation) to December 31, 2007. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Suncoast Nutriceuticals, Inc. at December 31, 2007 and 2006, and the related statements of operations and cash flows for the years ended December, 31 2007 and 2006 and the period August 26, 2005 (date of formation) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

HARRIS F. RATTRAY CPA
Pembroke Pines, Florida
March 14, 2008

SUNCOAST NUTRICEUTICALS, INC.
BALANCE SHEET
(A Development Stage Company)

ASSETS
	December 31,	December 31,
	2007	2006

Current Assets:
Cash and cash equivalents	$55,715	$40,451
Total Current Assets	55,715	40,451

Fixed Assets:
Equipment, net	864	1,152

TOTAL ASSETS	$56,579	$41,603

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
Accounts payable and accrued expenses	$20,416	$61,202
Current portion of long term loan	-	25,000
Total Current Liabilities	20,416	86,202

Long Term Debt
Note payable - related party	250,000	250,000
Total Liabilities	270,416	336,202
Stockholders' Equity (Deficiency):

Preferred shares,par value $0.01 per share
authorized 1,000,000 shares; no
shares were issued and outstanding as of
December 31, 2007 and 2006

Common stock, par value $0.001 per share authorized
50,000,000 shares;10,275,000 and 8,000,000 shares
issued and outstanding as of December 31, 2007 amd 2006.	10,275	8,000

Additional paid-in capital	359,900	50,300

Deficit accumulated during the
development stage	(584,012)	(352,899)

Total Stockholders' Equity (Deficiency)	(213,837)	(294,599)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$56,579	$41,603

SUNCOAST NUTRICEUTICALS, INC.
STATEMENT OF OPERATIONS
(A Development Stage Company)
			Period
			August 26,2005
			(Date of formation)
	Year ended	Year ended	through
	December 31, 2007	December 31, 2006	December 31, 2007

Revenues	$-	$-	$-

Cost and expenses:
Cost of trademark expense		-	253,500
General and administrative expenses	110,440	11,812	133,637
Legal & professional	5,000	5,000	30,000
	115,440	16,812	417,137

Loss from operations	(115,440)	(16,812)	(417,137)

Other Income & (Expenses)
Loss on debt retirement	(75,000)		(75,000)
Interest expense	(40,673)	(40,962)	(91,875)
	(115,673)	(40,962)	(166,875)

Loss before provision for income taxes	(231,113)	(57,774)	(584,012)

Provision for income taxes	-	-	-

Net loss	$(231,113)	$(57,774)	$(584,012)

Loss per share - basic and diluted	$(0.03)	$(0.01)

Weighted average number of common shares outstanding - basic and diluted
	8,766,758	7,505,495

SUNCOAST NUTRICEUTICALS, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
(A Development Stage Company)
				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid in	Development
	No of shares	Amount	Capital	Stage	Total

Sale of common stock	2,000,000	$2,000	$-	$-	$2,000

Issuance of common stock for services	1,000,000	1,000			1,000

Issuance of common stock for trademark	3,500,000	3,500			3,500

Issuance of common stock for services	1,000,000	1,000	800		1,800

Net loss for the period ending December 31, 2005				(295,125)	(295,125)

Balance, December 31, 2005	7,500,000	7,500	800	(295,125)	(286,825)

Sale of common stock	500,000	500	49,500		50,000
Issue 1,000,000 warrants

Net loss for the year ending December 31, 2006				(57,774)	(57,774)

Balance, December 31, 2006	8,000,000	8,000	50,300	(352,899)	(294,599)

Issuance of common stock for services	200,000	200	19,800		20,000

Sale of common stock	500,000	500	49,500		50,000

Issuance of common stock for services	500,000	500	49,500		50,000

Issuance of common stock to retire debt with interest	1,075,000	1,075	106,425		107,500

Forgiveness of accrued interest on long term debt			84,375		84,375

Net loss for the year ending December 31, 2007				(231,113)	(231,113)

Balance, December 31, 2007	10,275,000	$10,275	$359,900	$(584,012)	$(213,837)

SUNCOAST NUTRICEUTICALS, INC.
STATEMENT OF CASH FLOWS
(A Development Stage Company)
			Period
			August 26,2005
			(Date of formation)
	Year ended	Year ended	through
	December 31, 2007	December 31, 2006	December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(231,113)	$(57,774)	$(584,012)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation	288	287	575
Issuance of stock for services	70,000	-	76,300
Issuance of stock for debt retirement	75,000		75,000
Changes in operating assets and liabilities:
Increase (decrease) in accounts payable
and accrued expenses	51,089	45,962	112,291
Net cash flows used in operating activities	(34,736)	(11,525)	(319,846)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	-	(1,439)	(1,439)
Cash flows used in investing activities	-	(1,439)	(1,439)

CASH FLOWS FROM FINANCING ACTIVIES:
Proceeds from issuance of common
stock	50,000	50,000	102,000
Proceeds from borrowings	-	-	275,000
Cash flows from financing activities	50,000	50,000	377,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	15,264	37,036	55,715

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	40,451	3,415	-

CASH AND EQUIVALENTS, END OF PERIOD	$55,715	$40,451	$55,715

Supplementary information:
Cash paid during the year for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-
1,775,000 shares in 2007 and 1,000,000 shares in 2005	$177,500	$-	$183,800

SUNCOAST NUTRICEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2007
(A DEVELOPMENT STAGE COMPANY)

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operation. Suncoast Nutriceuticals, Inc. (the "Company” or "Suncoast"), a development stage company, was originally incorporated in Delaware in August 26 2005.  The Company is focused on the all-natural line of sun-care and skin-care products for the spa, resort and specialty boutique markets.

The Company is considered a development stage enterprise as defined in Financial Accounting Standards Board ("FASB") Statement No. 7, "Accounting and Reporting for Development Stage Companies".  The Company has no revenue to date and there is no assurance the Company will achieve a profitable level of operations.

Use of Estimates. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Depreciation. Depreciation of property and equipment is recorded using the straight-line method over the estimated useful lines of the relative assets, which range as follows:

Furniture & Fixtures	5-7 years
Office Equipment	5-7 years
Computer equipment	5 years
Leasehold improvements	15 years

The company uses other depreciation methods (generally, accelerated depreciation methods) for tax purposes where appropriate.  Expenditures for maintenance and repairs are charged to operations as incurred.

Cash equivalents. The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents, accounts receivable and accounts payable are short-term in nature and the net values at which they are recorded are considered to be reasonable estimates of their fair values.  The carrying values of notes payable are deemed to be reasonable estimates of their fair values.

Concentration of Credit Risk. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and accrued expenses.

The Company's cash and cash equivalents are concentrated primarily in one bank in the United States.  At times, such deposits could be in excess of insured limits.  Management believes that the financial institution that holds the Company financial instrument is financially sound and, accordingly, minimal credit risk is believed to exist with respect to these financial instruments.

SUNCOAST NUTRICEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2007
(A DEVELOPMENT STAGE COMPANY)

Revenue recognition. Revenues are to be recognized when evidence of an arrangement exists, delivery has occurred, title has transferred, the price is fixed and collection is reasonably assured.

Earnings (Loss) Per Share. Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the specified period.  Diluted loss per common share is computed by dividing net loss by the weighed average number of common shares and potential common shares during the specified period. The warrants outstanding were not used in the earning per share calculation since it would be anti dilutive.

Evaluation of long-lived Assets. The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with guidance in SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”  If the carrying value of the long-lived asset exceeds the estimated future undiscounted cash flows to be generated by such asset, the asset would be adjusted to its fair value and an impairment loss would be charged to operations in the period identified.

Fair Value of Financial Instruments. For financial instruments including cash and accounts payable and accrued expenses, due to the short-term nature of these instruments, the fair value of these instruments approximates respective recorded value.

Research and Development. The Company expenses research and development costs as incurred.

2.	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company’s financial position and operating  results raise substantial doubt about the Company’s ability to continue as a going concern, as reflected by: the net loss of $ 231,113  for the twelve months ended December 31, 2007, the total cumulative loss of  $ 584,012 since inception, the lack of revenues and  negative net equity position of $ 213,837 at December 31,2007. These conditions raise substantial doubt on the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent upon developing sales and obtaining additional capital and financing via a stock registration (note 5).

As of December 31, 2007 the Company had cash and cash equivalents of $55,715.  Management believes that the existing cash on hand will be sufficient to fund the Company’s planned activities through December 2008.  In May 2008 the Company entered into an agreement with a Distributor for the sale of its line of products to the cruise ship industry.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

SUNCOAST NUTRICEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2007
(A DEVELOPMENT STAGE COMPANY)

3.	COMMITMENTS AND CONTINGENCIES

The Company rents office space in Boca Raton, Florida under a monthly lease that commenced in October 2005.  Rent for 2007 and 2006 was $6,000 and $6,000 respectively.  Future lease expenses are $ 500 per month in 2008.

4.	FIXED ASSETS

Equipment consists of the following:

	December 31,	December 31,
	2007	2006

Computer equipment	$1,439	$1,439
	1,439	1,439
Accumulated depreciation	575	287
Net	$864	$1,152

Depreciation expenses for the years ending December 31, 2007 and 2006 were $ 288 and $287 respectively.

5.	STOCKHOLDERS’ EQUITY.

The Company has authorized 50,000,000 shares of $.001 par value common stock, with 10,275,000 shares issued and outstanding. Rights and privileges of the preferred stock are to be determined by the Board of Directors prior to issuance.

Details of common stock issued:
September 1, 2005 (formulation), issued 1,000,000 shares in exchange for legal services rendered valued at $1,000. and sold 2,000,000 shares  for $2,000 in cash.

September 30, 2005, issued 3,500,000 shares valued at $3,500 for the purchase of a trademark and issued 1,000,000 shares valued at $1,800 for legal services.

December 26, 2006, sold 500,000 shares for $50,000 cash and as additional consideration issued 500,000 Class A Common Stock Purchase Warrants convertible at $.25 per share and 500,000 Class B Common Stock Purchase Warrants convertible at $.50 per share. All warrants expire December 31, 2010.

September 26, 2007, sold 500,000 shares $50,000 cash.  Also 200,000 shares valued at $20,000 were issued as additional compensation for services rendered in 2007 to two officers of the company.

November 30, 2007, issued 500,000 shares valued at $ 50,000 for marketing services.

December, 2007, issued 1,075,000 shares valued at $ 107,500 for the conversion of a $25,000 Convertible Term Promissory Note and $ 7,500 of accrued interest.

SUNCOAST NUTRICEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2007
(A DEVELOPMENT STAGE COMPANY)

6.	OPTIONS AND WARRANTS

As of December 31, 2007, issued and outstanding common stock purchase warrants which are exercisable at the price-per-share indicated, and which expire on the date indicated, as follows:

Description	Number	Exercise Price	Expiration
Class "A" Warrants	500,000	$0.25	12/31/10
Class "B" Warrants	500,000	$0.50	12/31/10

In accordance with the Emerging Issues Task Force (“EITF”) No. 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), and EITF No. 00-27 Application of Issue No. 98-5 to Certain Convertible Instruments” (“EITF 00-27”), the Company is required to recognize the value of conversion rights attached to the Warrants. These rights give the holders the ability to acquire shares of common stock at a price from $0.25 to $0.50 per share which was greater than the selling price of the share at the time of the issue.  Proceeds from exercise of these Warrants total $375,000.

The company also  has authorized  and reserved for  insurance up to 1,000,000  shares of common stock in connection  with the 2005 Incentive  Stock Option Plan (to date, no options have been granted).

7.	NOTES PAYABLE

At December 31, 2007 and December 31, 2006, total debt consisted of the following:

	December 31	December 31,
	2007	2006
Note payable to a shareholder and related affiliates
restructured to 6% effective January 1, 2008, 15%
prior, unsecured, due on December 31, 2009. Upon
default, the note become due immediately at an interest
rate of 18%. The related total accrued interest of
$ 84,375 as of December 31, 2007 was forgiven.
	$250,000	$250,000

Note payable 15% unsecured, payable on demand
The note and accrued interest of $7,500 were converted
with the issuance of 1,075,000 shares of common stock
valued at $ 107,500 in December 31, 2007 resulting in
a loss on debt retirement of $ 75,000
	-0-	$25,000

Total debt	$250,000	$275,000

Interest expense for the years ended December 31, 2007 and 2006 were $ 40,673 and $40,962 respectively. All the balances were unpaid and accrued.

SUNCOAST NUTRICEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2007
(A DEVELOPMENT STAGE COMPANY)

8.	INCOME TAXES

Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes.  The Company has established a 100% valuation allowance against this deferred tax asset, in accordance with SFAS 109, as the Company has no history of profitable operations. The Company had net operating loss carry-forwards for income tax purposes at December 31 2007 of approximately $ 584,000, expiring progressively starting 2020.

The differences between Federal income tax rates and the effective income tax rates are:

	December 31, 2007	December 31, 2006
Statutory federal income tax rate	34%	34%
Valuation allowance	(34)	(34)
Effective tax rate

9.	SUBSEQUENT EVENT-STOCK REGISTRATION

On June 23, 2008, the company filed an amended S-1 registration state with the Securities and Exchange Commission to register 3,500,000 shares of common stock for current investors and 1,000,000 shares of common stock for the exercise of the common stock purchase warrants. The company projects proceeds from the exercise of the common stock warrants to be $375,000 before expenses.

10.	RECENT ACCOUNTING PROUNCEMENTS

In May 2007, the FASB issued FIN 48-1, Definition of Settlement in FASB Interpretation No. 48 (“the FSP”), which provides guidance for determining whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits.  Under the FSP, a tax position could be effectively settled on completion of examination by a taxing authority is the entity does not intend to appeal or litigate the result and it is remote that the taxing authority would examine or re-examine the tax position.  The Company does not expect that this interpretation will have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” which replaces SFAS No. 141, “Business Combinations,” which establishes how an acquiring company recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed (including intangibles) and any non-controlling interests in the acquired entity.  SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The Company does not expect that this interpretation will have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.”  SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  It also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141(R).  SFAS No. 160 is effective for fiscal years beginning December 15, 2008.  The Company does not expect that this interpretation will have a material impact on its financial statements.

SUNCOAST NUTRICEUTICALS, INC.
BALANCE SHEET
(A Development Stage Company)

ASSETS
	June 30,	December 31,
	2008	2007

Current Assets:
Cash and cash equivalents	$28,663	$55,715
Total Current Assets	28,663	55,715

Fixed Assets:
Equipment, net	720	864

TOTAL ASSETS	$29,383	$56,579

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
Accounts payable and accrued expenses	$27,521	$20,416
Current portion of long term loan	-	-
Total Current Liabilities	27,521	20,416

Long Term Debt
Note payable - related party	250,000	250,000
Total Liabilities	277,521	270,416
Stockholders' Equity (Deficiency):

Preferred shares,par value $0.01 per share
authorized 1,000,000 shares; no
shares were issued and outstanding as of
June 30, 2008 and December 31, 2007.

Common stock,par value $0.001 per share authorized
50,000,000 shares; and 10,475,000 shares
issued and outstanding as of June 30, 2008
10,275,000 and December 31, 2007.	10,475	10,275

Additional paid-in capital	379,700	359,900

Deficit accumulated during the
development stage	(638,313)	(584,012)

Total Stockholders' Equity (Deficiency)	(248,138)	(213,837)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$29,383	$56,579

SUNCOAST NUTRICEUTICALS, INC.
STATEMENT OF OPERATIONS
(A Development Stage Company)

	Three months ended	Three months ended	Six months ended	Six months ended	Period August 26, 2005 (Date of formation) through

	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007	June 30, 2008

Revenues	$-	$-	$-	$-	$-

Cost and expenses:
Cost of trademark expense					253,500
General and administrative expenses	34,887	6,508	45,301	11,515	178,938
Legal & Professional	1,500	1,500	1,500	1,500	31,500
	36,387	8,008	46,801	13,015	463,938

Loss from operations	(36,387)	(8,008)	(46,801)	(13,015)	(463,938)

Other Income & (Expenses)
Loss on debt retirement	-				(75,000)
Interest expense	(3,750)	(10,168)	(7,500)	(20,337)	(99,375)
	(3,750)	(10,168)	(7,500)	(20,337)	(174,375)

Loss before provision for income taxes	(40,137)	(18,176)	(54,301)	(33,352)	(638,313)

Provision for income taxes	-	-	-	-	-

Net loss	$(40,137)	$(18,176)	$(54,301)	$(33,352)	$(638,313)

Loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.00)

Weighted average number of common shares outstanding - basic and diluted
	10,475,000	8,000,000	10,475,000	8,000,000

SUNCOAST NUTRICEUTICALS, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
(A Development Stage Company)
				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid in	Development
	No of shares	Amount	Capital	Stage	Total

Issuance of common stock for services	1,000,000	$1,000	-		1,000

Sale of common stock	2,000,000	2,000			2,000

Issuance of common stock for trademark	3,500,000	3,500			3,500

Issuance of common stock for services	1,000,000	1,000	800		1,800

Net loss for the period ending December 31, 2005				(295,125)	(295,125)

Balance, December 31, 2005	7,500,000	7,500	800	(295,125)	(286,825)

Sale of common stock	500,000	500	49,500		50,000
Issue 1,000,000 warrants @$0.0008

Net loss for the year ending December 31, 2006				(57,774)	(57,774)

Balance, December 31, 2006	8,000,000	8,000	50,300	(352,899)	(294,599)

Issuance of common stock for services	200,000	200	19,800		20,000

Sale of common stock	500,000	500	49,500		50,000

Issuance of common stock for services	500,000	500	49,500		50,000

Issuance of common stock to retire debt with interest	1,075,000	1,075	106,425		107,500

Forgiveness of accrued interest on long term debt			84,375		84,375

Net loss for the year ending December 31, 2007				(231,113)	(231,113)

Balance, December 31, 2007	10,275,000	10,275	359,900	(584,012)	(213,837)

Issuance of common stock for services	200,000	200	19,800		20,000

Net Loss for six months ending June 30, 2008				(54,301)	(54,301)

	10,475,000	$10,475	$379,700	$(638,313)	$(248,138)

SUNCOAST NUTRICEUTICALS, INC.
STATEMENT OF CASH FLOWS
(A Development Stage Company)
			Period
			August 26,2005
			(Date of formation)
	Six months ended	Six months ended	through
	June 30, 2008	June 30, 2007	June 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(54,301)	$(33,352)	$(638,313)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation	144	143	719
Issuance of stock for services	20,000	-	96,300
Issuance of stock for debt retirement	-		75,000
Changes in operating assets
and liabilities:		-
Increase (decrease) in accounts payable
and accrued expenses	7,105	61,416	119,396
Net cash flows used in operating activities	(27,052)	28,207	(346,898)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	-	(1,439)	(1,439)
Cash flows used in investing activities	-	(1,439)	(1,439)

CASH FLOWS FROM FINANCING ACTIVIES:
Proceeds from issuance of common
stock	-	-	102,000
Proceeds from borrowings	-	-	275,000
Cash flows from financing activities	-	-	377,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	(27,052)	26,768	28,663

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	55,715	3,415	-

CASH AND EQUIVALENTS, END OF PERIOD	$28,663	$30,183	$28,663

Supplementary information:
Cash paid during the year for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-
200,000 shares in 2008, 1,775,000 shares in 2007 and 1,000,000 in 2005	$20,000	$177,500	$203,800

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.               Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:
Nature of Expense:	Amount
SEC Registration Fee	$48 0
Accounting fees and expenses	$10,000	*
Legal fees and expenses	$25,000	*
Miscellaneous	$10,000	*
Total *Estimated	* 45,480

Item 14.               Indemnification of Directors and Officers

Our articles of incorporation, as amended, and bylaws, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of these provisions of our articles of incorporation, as amended, and bylaws, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles of incorporation, as amended, and bylaws, are necessary to attract and retain qualified persons as directors and officers.

Under the Delaware General Corporation Law and our articles of incorporation, as amended, and bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.               Recent Sales of Unregistered Securities

On September 1, 2005, we issued, in connection with the organization of the Company, a total of 1,000,000 shares of Common Stock to four parties in exchange for services rendered valued at $1,000, and sold 2,000,000 shares of Common Stock to five parties for aggregate cash consideration of $2,000.00, including 300,000 shares issued to Doylestown Partners, Inc., a Selling Shareholder, and 850,000 shares issued to Shamrock Equities, Inc., of which Shannon Reilly, an Officer and Director of the Company, is a minority shareholder.

On September 30, 2005, we issued 3,500,000 shares of Common Stock valued at $3,500.00 to Patient Portal Technologies, Inc. and 1,000,000 shares of Common Stock valued at $1,800.00 to three parties, including 250,000 shares to our legal counsel, William J. Reilly, Esq, in connection with services rendered for our acquisition of Caribbean Pacific Natural Products, Inc. on a share-exchange basis.
On December 26, 2006, we issued 500,000 shares of Common Stock to ten parties for aggregate cash consideration of $50,000.00. As additional consideration for their investments, a total of 500,000 Class A Common Stock Purchase Warrants and 500,000 Class B Common Stock Purchase Warrants were issued to six investors who are listed as Selling Shareholders.
On September 26, 2007, we issued 500,000 shares of Common Stock to five parties for aggregate cash consideration of $50,000.00, and a total of 200,000 shares of Common Stock valued at $13,000.00 to Kevin McDonnell and Shannon Reilly, two of our Officers and Directors, as additional compensation for services rendered during calendar year 2007.
On November 30, 2007, we entered into a four-year Consulting Agreement with Clifton Marketing & Trading and issued 500,000 shares of Common Stock in lieu of cash consideration for services rendered pursuant to said Agreement.

In December, 2007, we issued 1,075,000 shares of Common Stock to an unaffiliated investor upon conversion of a Convertible Term Promissory Note in the principal amount of $25,000.00.

In April, 2008, we issued 200,000 shares of our Common Stock to Rounsevelle W. Schaum, an Officer and Director, in lieu of cash compensation for services rendered during 2008 as an Officer and Director of the Company.

Unless otherwise indicated, none of the share or warrant issuances were to Officers, Directors, affiliates, or parties who hold 5% or more of the Company’s Common Stock.

In connection with the foregoing issuances , the Company relied upon the exemption from securities registration afforded by Rule 504 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above - referenced persons were provided with access to all publically available information .

Item 16. Exhibits

Exhibit Number
2.1	*	Agreement for Purchase and Sale of Assets
3.1	*	Articles of Incorporation of Suncoast Nutriceuticals, Inc.
3.2	*	Certificate of Authority in the State of Florida
3.3	*	By-Laws of Suncoast Nutriceuticals, Inc.
4.1	*	Class “A” Common Stock Purchase Warrant
4.2	*	Class “B” Common Stock Purchase Warrant
5.1	*	Opinion of William J. Reilly, Esq.
10.1	*	Clifton Management Consulting Agreement
10.2	*	Between-the-Lines Master Distributor Agreement
10.3	*	Employment Agreement of Kevin McDonnell
10.4	*	Note Extension Agreement
21.1	*	List of Subsidiaries
23.1	**	Consent of Independent Registered Public Accounting Firm
23.2	**	Consent of Counsel
	***	Power of Attorney

*          Previously filed.

**        Filed herewith.

***      Included on signature page herewith.

Item 17.                      Undertakings

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post - effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

 1. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to the Rule 424;

 2. Any free writing prospectus relating to the offering prepared  by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

 3. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

 4. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For determining any liability under the Securities Act, treat each post - effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration  statement or made in any document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement or amendment to be signed on its behalf by the undersigned, in Loxahatchee, FL on May 23, 2008.

SUNCOAST NUTRICEUTICALS, INC.		SUNCOAST NUTRICEUTICALS, INC.

By:	/s/ ROUNSEVELLE W. SCHAUM	By:	/s/ KEVIN J. McDONNELL
	ROUNSEVELLE W. SCHAUM		KEVIN J. McDONNELL
	Chief Financial Officer (Principal Financial and Accounting Officer)		Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevin J. McDonnell and Rounsevelle W. Schaum , and each or any one of them, his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the  same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin J. McDonnell	President and Chairman	July 24, 2008
Kevin J. McDonnell

/s/ Shannon P. Reilly	Secretary and Director	July 24, 2008
Shannon P. Reilly

/s/ Rounsevelle W. Schaum	CFO and Director	July 24, 2008
Rounsevelle W. Schaum